Filed Pursuant to Rule 424(b)(2)
Registration No. 333-223375

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
5.500% Senior Notes due 2027	$1,000,000,000	$121,200(1)
Guarantees of 5.500% Senior Notes due 2027(2)	—	—

(1)	The filing fee of $121,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separate fee is payable for the registration of the guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2018)

$1,000,000,000

5.500% Senior Notes due 2027

We are offering $1,000,000,000 of 5.500% Senior Notes due 2027 (the “notes”). Interest on the notes will accrue from April 10, 2019 and be payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2019. The notes will mature on April 15, 2027.

At any time prior to January 15, 2027 (the date that is three months prior to the maturity date of the notes), we may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make-whole premium and accrued and unpaid interest, if any. In addition, we may redeem the notes, in whole or in part, on or after January 15, 2027 (the date that is three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any. The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities.

The notes will be guaranteed, jointly and severally, on a senior basis by our subsidiaries that guarantee our senior credit facility and our existing notes, except for Marina District Development Company, LLC (“MDDC”), and Marina District Development Holding Co., LLC (“MDDHC”), unless and until we obtain New Jersey gaming approval, and except for MGM Yonkers, Inc. (“MGM Yonkers”) and Brian Boru of Westchester, Inc. (“Boru,” and, together with MGM Yonkers, the “MGM Yonkers Subsidiaries”), unless and until we obtain New York gaming approval. The notes will not be guaranteed by our foreign subsidiaries and certain domestic subsidiaries, including, among others, MGM China Holdings Limited (“MGM China”), MGM National Harbor, LLC (“MGM National Harbor”), Blue Tarp redevelopment, LLC (“MGM Springfield”), MGM Grand Detroit, LLC (“MGM Detroit”), MGM Growth Properties LLC (“MGP”) and any of their respective subsidiaries.

The notes will be general senior unsecured obligations of MGM Resorts International and each guarantor, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of MGM Resorts International and each guarantor. The notes and the guarantees will be effectively subordinated to our and the guarantors’ existing and future secured obligations, primarily consisting of our senior credit facility, to the extent of the value of the assets securing such obligations. The notes will also be effectively subordinated to all indebtedness of our subsidiaries that do not guarantee the notes, including, among others, MGM China, MGM National Harbor, MGM Springfield, MGM Detroit and MGP and any of their respective subsidiaries (and MDDC, MDDHC and the MGM Yonkers Subsidiaries unless and until they receive the respective gaming approvals). See “Description of Notes—Ranking.”

The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100.000%	$1,000,000,000
Underwriting discounts and commissions	1.125%	$11,250,000
Proceeds to MGM Resorts International	98.875%	$988,750,000

[1]	Plus accrued interest, if any, from April 10, 2019 if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission, the New York State Gaming Commission nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus supplement or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

We expect delivery of the notes to be made to investors on or about April 10, 2019 only in book-entry form through the facilities of The Depository Trust Company (“DTC”).

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup	Deutsche Bank Securities

J.P. Morgan	SMBC Nikko	Fifth Third Securities	Morgan Stanley

Passive Joint Book-Running Manager

BNP PARIBAS

Co-Managers

Citizens Capital Markets	Credit Agricole CIB	Scotiabank	SunTrust Robinson Humphrey

Capital One Securities		Comerica Securities

Prospectus Supplement dated March 27, 2019

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we filed with the Commission. The shelf registration statement was declared effective by the Commission upon filing on March 1, 2018. By using a shelf registration statement, we may sell any combination of the securities described in the base prospectus from time to time in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. You should rely only on the information or representations incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus or in any free writing prospectus filed by us with the Commission. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. You may obtain copies of the shelf registration statement, or any document which we have filed as an exhibit to the shelf registration statement or to any other Commission filing, either from the Commission or from the Secretary of MGM Resorts International as described under “Where You Can Find More Information” in the accompanying prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate as of any date other than the date printed on their respective covers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “will,” “may” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding expected market growth in Macau, our ability to generate significant cash flow and execute on ongoing and future projects, such as our MGM 2020 Plan (as defined herein), and the expected results of the MGM 2020 Plan, amounts we will spend in capital expenditures and investments, our expectations with respect to future cash dividends on our common stock, dividends and distributions we will receive from MGM China, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) or CityCenter Holdings, LLC (“CityCenter”), statements regarding management’s views with respect to certain aspects of first quarter performance and amounts projected to be realized as deferred tax assets. The foregoing is not a complete list of all forward-looking statements we make.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks. and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market, and regulatory conditions and the following:

•

our substantial indebtedness and significant financial commitments, including the fixed component of our rent payments to MGP, could adversely affect our development options and financial results and impact our ability to satisfy our obligations;

•	current and future economic, capital and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures;

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•

restrictions and limitations in the agreements governing our senior credit facility and other senior indebtedness could significantly affect our ability to operate our business, as well as significantly affect our liquidity;

•

the fact that we are required to pay a significant portion of our cash flows as fixed and percentage rent under the master lease, which could adversely affect our ability to fund our operations and growth, service our indebtedness and limit our ability to react to competitive and economic changes;

•	significant competition we face with respect to destination travel locations generally and with respect to our peers in the industries in which we compete;

•	the fact that our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations could adversely affect our business;

•	the impact on our business of economic and market conditions in the jurisdictions in which we operate and in the locations in which our customers reside;

•	the possibility that we may not realize all of the anticipated benefits of our MGM 2020 Plan;

•	our ability to pay ongoing regular dividends is subject to the discretion of our board of directors and certain other limitations;

•

a significant number of our domestic gaming facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with the lessor, which could have a material adverse effect on our business, financial position or results of operations;

•

financial, operational, regulatory or other potential challenges that may arise with respect to MGP, as our sole lessor for a significant portion of our properties, may adversely impair our operations;

•

the fact that MGP has adopted a policy under which certain transactions with us, including transactions involving consideration in excess of $25 million, must be approved in accordance with certain specified procedures;

•	restrictions on our ability to have any interest or involvement in gaming businesses in China, Macau, Hong Kong and Taiwan, other than through MGM China;

•

the ability of the Macau government to terminate MGM Grand Paradise’s subconcession under certain circumstances without compensating MGM Grand Paradise, exercise its redemption right with respect to the subconcession, or refuse to grant MGM Grand Paradise an extension of the subconcession in 2022;

•	the dependence of MGM Grand Paradise upon gaming promoters for a significant portion of gaming revenues in Macau;

•	changes to fiscal and tax policies;

•	our ability to recognize our foreign tax credit deferred tax asset and the variability of the valuation allowance we may apply against such deferred tax asset;

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•	extreme weather conditions or climate change may cause property damage or interrupt business;

•	the concentration of a significant number of our major gaming resorts on the Las Vegas Strip;

•	the fact that we extend credit to a large portion of our customers and we may not be able to collect such gaming receivables;

•	the potential occurrence of impairments to goodwill, indefinite-lived intangible assets or long-lived assets which could negatively affect future profits;

•	the susceptibility of leisure and business travel, especially travel by air, to global geopolitical events, such as terrorist attacks, other acts of violence or acts of war or hostility;

•	the fact that co-investing in properties, including our investment in CityCenter, decreases our ability to manage risk;

•	the fact that future construction, development, or expansion projects will be subject to significant development and construction risks;

•

the fact that our insurance coverage may not be adequate to cover all possible losses that our properties could suffer, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future;

•	the fact that a failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business;

•	the risks associated with doing business outside of the United States and the impact of any potential violations of the Foreign Corrupt Practices Act or other similar anti-corruption laws;

•	risks related to pending claims that have been, or future claims that may be brought against us;

•	the fact that a significant portion of our labor force is covered by collective bargaining agreements;

•	the sensitivity of our business to energy prices and a rise in energy prices could harm our operating results;

•

the potential that failure to maintain the integrity of our computer systems and internal customer information could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or other restrictions on our use or transfer of data;

•	the potential reputational harm as a result of increased scrutiny related to our corporate social responsibility efforts;

•

the potential failure of future efforts to expand through investments in other businesses and properties or through alliances or acquisitions, such as the Northfield Park Associates, LLC (“Northfield”) acquisition, or to divest some of our properties and other assets;

•	increases in gaming taxes and fees in the jurisdictions in which we operate; and

•

the potential for conflicts of interest to arise because certain of our directors and officers are also directors of MGM China, which is a publicly traded company listed on the Hong Kong Stock Exchange.

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The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the date of this prospectus supplement or as of the date of the documents incorporated by reference. Other factors or events not identified above could also cause our actual results to differ materially from those projected. Most of those factors and events are difficult to predict accurately and are generally beyond our control. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this prospectus supplement, in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

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SUMMARY

The following summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement and the accompanying base prospectus, as well as the documents incorporated by reference, for a more complete understanding of this offer and the notes. In this prospectus supplement, except where the context indicates or unless otherwise indicated, we will collectively refer to MGM Resorts International and our direct and indirect subsidiaries as “MGM Resorts International,” “we,” “our” and “us.”

MGM Resorts International

We are a Delaware corporation that acts largely as a holding company and, through subsidiaries, owns and operates casino resorts. We own and operate the following integrated casino, hotel and entertainment resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM (which was branded as Monte Carlo prior to May 2018), Excalibur and Circus Circus Las Vegas. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. We operate and, along with local investors, own MGM Grand Detroit in Detroit, Michigan, MGM National Harbor in Prince George’s County, Maryland, and MGM Springfield in Springfield, Massachusetts, which opened on August 24, 2018. We also own and operate Borgata located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey, Empire City race track and casino in Yonkers, New York (“Empire City”) and the following resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike in Tunica. We also own and operate The Park, a dining and entertainment district located between New York-New York and Park MGM, Shadow Creek, an exclusive world-class golf course located approximately ten miles north of our Las Vegas Strip resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi.

MGM Growth Properties LLC (“MGP”), a consolidated subsidiary, is organized as an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which substantially all of its assets are owned by, and substantially all of its businesses are conducted through, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), its subsidiary. MGP has two classes of authorized and outstanding voting common shares (collectively, the “shares”): Class A shares and a single Class B share. We own MGP’s Class B share, which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP. MGP’s Class A shareholders are entitled to one vote per share, while we, as the owner of the Class B share, are entitled to an amount of votes representing a majority of the total voting power of MGP’s shares so long as we and our controlled affiliates’ (excluding MGP) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership does not fall below 30%. We and MGP each hold Operating Partnership units representing limited partner interests in the Operating Partnership. The general partner of the Operating Partnership is a wholly-owned subsidiary of MGP. The Operating Partnership units held by us are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. As of December 31, 2018, we owned 73.3% of the Operating Partnership units, and MGP held the remaining 26.7% of the Operating Partnership units.

Pursuant to a master lease agreement between a subsidiary of ours (the “tenant”) and a subsidiary of the Operating Partnership (the “landlord”), the tenant leases the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit, Beau Rivage, Borgata, MGM National Harbor and Empire City from the landlord.

We have an approximate 56% controlling interest in MGM China, which owns MGM Grand Paradise, S.A. (“MGM Grand Paradise”). MGM Grand Paradise owns and operates the MGM Macau resort and casino

(“MGM Macau”) and the related gaming subconcession and land concessions as well as MGM Cotai, an integrated casino, hotel and entertainment resort located on the Cotai Strip in Macau that opened on February 13, 2018.

We own 50% of and manage CityCenter, located between Bellagio and Park MGM. The other 50% of CityCenter is owned by Infinity World Development Corp, a wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. CityCenter consists of Aria, an integrated casino, hotel and entertainment resort; and Vdara, a luxury condominium-hotel. On August 30, 2018, a subsidiary of CityCenter completed the sale of the Mandarin Oriental Las Vegas and adjacent retail parcels.

We and a subsidiary of Anschutz Entertainment Group, Inc. (“AEG”) each own 42.5% of the Las Vegas Arena Company, LLC (“Las Vegas Arena Company”), the entity which owns the T-Mobile Arena, and Athena Arena, LLC owns the remaining 15%. We also manage the T-Mobile Arena and lease the MGM Grand Garden Arena, located adjacent to the MGM Grand Las Vegas, to the Las Vegas Arena Company.

During 2018, we entered into an agreement with GVC Holdings PLC to form Roar Digital LLC, a world-class sports betting and online gaming platform in the United States. The 50/50 venture will be capitalized with initial commitments of $100 million per partner. Under the agreement, the venture will benefit from the economics of our existing race and sports books and online gaming operations and will have exclusive access to certain U.S. land-based and online sports betting, online real money and free-to-play casino gaming, major tournament and online poker, and other similar future interactive businesses. The commencement of operations is subject to gaming regulatory approvals.

Tender Offers

We have made offers (collectively, the “Tender Offers”) to purchase for cash up to $1.0 billion aggregate principal amount (the “Maximum Tender Amount”) of (i) our $500 million outstanding principal amount of 5.25% senior notes due 2020 (the “5.25% 2020 Notes”) and (ii) our $1.0 billion outstanding principal amount of 6.75% senior notes due 2020 (the “6.75% 2020 Notes” and, together with the 5.25% 2020 Notes, collectively, the “2020 Notes”).

The Tender Offers are being made solely pursuant to our Offer to Purchase, dated March 27, 2019 (as amended by the press release relating to the Tender Offers dated March 27, 2019, the “Offer to Purchase”), and nothing contained herein constitutes an offer to purchase any securities. The closing of the Tender Offers will be conditioned upon, among other things, the closing of this offering, and the terms and conditions of the Tender Offers are subject to adjustment at our sole discretion as described in the Offer to Purchase. Whether or not the Tender Offers are consummated or fully subscribed, we may, from time to time, purchase the 2020 Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise, or may redeem any such notes that can be redeemed pursuant to their terms.

Recent Events

As we previously noted on our 2018 earnings call on February 13, 2019, our 2018 first quarter results benefited from higher than average table games hold and a more favorable casino calendar at our Las Vegas Strip resorts. In connection with this discussion, we further noted that hold in the first quarter of 2019 was not expected to be at a similar level. As a result, we believe our 2019 first quarter results will be affected by, among other things, likely lower hold levels, as well as a less profitable Chinese New Year, which was negatively impacted as a result of travel and other logistical issues due to the government shutdown. The foregoing represents management’s preliminary views with respect to certain aspects of first quarter performance that could change as a result of operating activity before the quarter ends and in connection with completing our financial close procedures for the three months ended March 31, 2019. Prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not yet provided or available.

MGM 2020 Plan

In January 2019, we announced the implementation of a company-wide business optimization initiative (the “MGM 2020 Plan”) to further reduce costs, improve efficiencies and position us for growth. We expect to deliver annualized Adjusted EBITDA benefit of $300 million in aggregate through the MGM 2020 Plan, which consists of two phases: Phase 1, which comprises organizational changes to improve operating efficiencies to realize $200 million by the end of 2020, half of which will be driven by labor savings, 25% by sourcing and the remaining 25% by revenue optimization; and Phase 2, which comprises investing in our digital transformation to drive revenue growth investments to realize an additional $100 million by the end of 2021. See “Risk Factors—Risks Related to our Business—We may not realize all of the anticipated benefits of our MGM 2020 Plan” for a discussion of risks related to the MGM 2020 Plan.

Empire City Transaction

In January 2019, we completed our previously announced acquisition of the real property and operations associated with Empire City for consideration of approximately $864 million, subject to customary working capital and other adjustments. Subsequently, MGP acquired Empire City’s real property from us for fair value of consideration of approximately $634 million. In connection with this transaction, we entered into an amendment to the existing master lease for our subsidiary to lease back the real estate assets of Empire City from the landlord, increasing the annual rent payment to MGP by $50 million, prorated for the remainder of the lease year. Consistent with the master lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. In addition, pursuant to the master lease amendment, we agreed to provide MGP a right of first offer with respect to certain undeveloped land adjacent to the property to the extent that we develop additional gaming facilities and choose to sell or transfer such property in the future. In connection with the Empire City acquisition, the MGM Yonkers Subsidiaries became guarantors of our senior secured credit agreement and our existing senior notes. See “Regulation and Licensing” for a summary of the gaming laws and regulations applicable to Empire City.

Northfield Transaction

In September 2018, we entered into an agreement to purchase the operations of Northfield from MGP for approximately $275 million. Northfield Park is Ohio’s largest property, and Cleveland’s market-leading casino, in terms of gross gaming revenues as reported by the Ohio Lottery Commission. Northfield will be added to the existing master lease, and the annual rent payment to MGP will increase by $60 million, pro rated for the remainder of the lease year, 90% of which shall be allocated to the base rent and 10% of which shall be allocated to the percentage rent. In March 2019, MGP announced that the Operating Partnership will redeem $275 million of its Operating Partnership units (subject to customary working capital and other adjustments) as consideration for the purchase of the operating assets by MGM in lieu of the originally contemplated cash consideration. The transaction is expected to close in April 2019, subject to regulatory approvals and other customary closing conditions.

Park MGM Lease Transaction

In March 2019, the tenant entered into an amendment to the existing master lease with respect to investments made by us related to improvements at Park MGM and NoMad Las Vegas. The amendment provides for, among other things, the rent under the master lease increasing by $50 million, prorated for the remainder of the lease year, 90% of which shall be allocated to the base rent and 10% of which shall be allocated to the percentage rent. In connection with the transaction, we received total consideration of $637.5 million, with approximately $31.9 million paid through the issuance of Operating Partnership units to us, and the remaining $605.6 million paid in cash.

Macau Sub-Concession Extension Agreement

In March 2019, MGM China, an indirect majority-owned subsidiary, announced that on March 14, 2019, MGM Grand Paradise Limited (“MGM Grand Paradise”), a wholly owned subsidiary of MGM China, and Sociedade de Jogos de Macau, S.A. (“SJM”) entered into a Sub-Concession Extension Contract (the “Extension Agreement”) pursuant to which the gaming sub-concession of MGM Grand Paradise, which is due to expire on March 31, 2020, would be extended to June 26, 2022.

Principal Executive Offices

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The telephone number for our principal executive offices is (702) 693-7120.

We also maintain a website at https://www.mgmresorts.com/. The information on our website is not part of this prospectus supplement, other than documents that we file with the Commission that are expressly incorporated by reference herein, and you should not rely on such information in making your decision whether to purchase the notes. See “Incorporation of Certain Information by Reference.”

Summary Consolidated Financial Information and Other Data

Our summary consolidated financial and other data presented below as of and for the years ended December 31, 2018 and 2017 and for the year ended December 31, 2016 have been derived from our audited consolidated financial statements incorporated by reference herein. The data below should be read together with our audited consolidated financial statements and the accompanying notes thereto and other financial data incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data as of December 31, 2016 has been derived from our audited consolidated financial statements not incorporated by reference herein. Our historical results presented below are not necessarily indicative of the results to be expected for any future period.

	For the Years Ended December 31,
	2018	2017	2016
	(In thousands)
	(audited)
Statement of Operations Data:
Net revenues	$11,763,096	$10,797,479	$9,478,269
Operating income	1,469,486	1,712,527	2,078,199
Net income	583,894	2,088,184	1,235,846
Net income attributable to MGM Resorts International	466,772	1,952,052	1,100,408

	As of December 31,
	2018	2017	2016
	(In thousands except per share data and number of shares outstanding)
	(audited)
Balance Sheet Data (end of period):
Total assets	$30,210,706	$29,160,042	$28,174,400
Total debt, including capital leases	15,153,203	12,922,712	13,000,792
Stockholders’ equity	10,469,791	11,611,124	9,941,957
MGM Resorts International stockholders’ equity	6,512,283	7,577,061	6,192,825
MGM Resorts International stockholders’ equity per share	$12.35	$13.38	$10.79
Number of shares outstanding	527,480	566,276	574,124
Dividends declared per common share	$0.48	$0.44	$—

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	MGM Resorts International, a Delaware corporation.

Notes Offered	$1,000,000,000 aggregate principal amount of 5.500% senior notes due 2027.

Maturity	The notes will mature on April 15, 2027.

Interest Payment	April 15 and October 15 of each year after the date of issuance of the notes, beginning on October 15, 2019.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, by each of our subsidiaries that is a guarantor under our existing notes and our senior credit facility (each a “subsidiary guarantor”), other than MDDC (and any other subsidiary guarantors subject to the oversight of the New Jersey Division of Gaming Enforcement or another regulatory authority that must approve the execution or delivery of a subsidiary guarantee), MDDHC (whose issuance of a subsidiary guarantee is conditioned on the New Jersey gaming approval of the MDDC guarantee), in each case, unless and until we obtain the New Jersey gaming approvals, and the MGM Yonkers Subsidiaries, in each case, unless and until we obtain the New York gaming approvals. The notes will not be guaranteed by our foreign subsidiaries and certain domestic subsidiaries, which include, among others, MGM China, MGM National Harbor, MGM Springfield, MGM Detroit, MGP and any of their respective subsidiaries. In the event that any subsidiary guarantor is no longer a guarantor under any series of our existing credit facility or any of our future capital markets indebtedness (“reference indebtedness”), that subsidiary guarantor will be released and relieved of its obligations under its guarantee of the notes, provided that any transaction related to such release is carried out pursuant to and in accordance with all other applicable provisions of the applicable indenture. The indenture will provide that any of our existing or future domestic wholly-owned subsidiaries will be required to become a subsidiary guarantor if such subsidiary grants a guarantee in respect of any reference indebtedness. The indenture, which will contain the guarantees, will contain customary provisions limiting the obligations of each subsidiary guarantor under its guarantee as necessary to prevent such guarantee from constituting a fraudulent conveyance under applicable law. See “Description of Notes—Subsidiary Guarantees.”

Ranking

The notes and guarantees will be general senior unsecured obligations of MGM Resorts International and each guarantor, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of MGM Resorts International and each guarantor, respectively, and effectively subordinated to MGM Resorts

International’s and the guarantors’ existing and future secured obligations, primarily consisting of our senior secured credit facility, to the extent of the value of the assets securing such obligations. The notes will also be effectively subordinated to all indebtedness of our subsidiaries that do not guarantee the notes, including, among others, MGM China, MGM National Harbor, MGM Springfield, MGM Detroit, MGP and each of their respective subsidiaries. In addition, unless and until the New Jersey gaming approvals and New York gaming approvals are obtained, the notes will be effectively subordinated to all indebtedness of MDDC, MDDHC and the MGM Yonkers Subsidiaries. See “Description of Notes—Ranking.”

As of December 31, 2018, on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had approximately $15.3 billion principal amount of indebtedness outstanding, including approximately $750 million under our senior credit facility, and approximately $1.5 billion of available borrowing capacity under our senior credit facility. All indebtedness under our senior credit facility is secured and would rank effectively senior to the notes to the extent of the value of the collateral securing our senior credit facility. As of December 31, 2018, non-guarantor subsidiaries had approximately $7.2 billion aggregate principal amount of indebtedness outstanding (excluding intercompany indebtedness). For additional information regarding subsidiary guarantors and non-guarantors, see the condensed consolidating financial information available in Note 18 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein.

Optional Redemption	At any time prior to January 15, 2027 (the date that is three months prior to the maturity dates of the notes), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes plus an applicable make-whole premium and accrued and unpaid interest.

In addition, we may redeem the notes, in whole or in part, on or after January 15, 2027 (the date that is three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

Special Redemption	The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities.

Covenants	The indenture contains covenants that, among other things, will limit our ability and the ability of our subsidiary guarantors to:

•	incur liens on assets to secure debt (subject to, under certain circumstances, regulatory approvals);

•	merge or consolidate with another company or sell all or substantially all assets; and

•	enter into certain sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Additional Covenants of MGM Resorts International.” In particular, the indenture governing the notes will not provide for restrictions on the ability of our subsidiaries to incur additional indebtedness, make restricted payments, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, enter into transactions with affiliates or make advances to, or invest in, other entities (including unaffiliated entities).

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by a global certificate deposited with, or on behalf of DTC or its nominee. See “Description of Notes—Book-Entry; Delivery and Form.”

Use of Proceeds	We intend to use the net proceeds from this offering, together with other sources of funds, which may include cash on hand or borrowings under our revolving credit facility, to (i) repurchase up to $1.0 billion aggregate principal amount of our 2020 Notes that are tendered in the Tender Offers and (ii) pay transaction-related fees and expenses. Any excess net proceeds will be used for general corporate purposes, which could include refinancing existing indebtedness, paying dividends on our common stock or repurchasing our common stock in accordance with our share repurchase program. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

No Listing of the Notes	We have not applied nor do we intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes and the indenture will be governed by New York law.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Conflicts of Interest	Certain of the underwriters and/or their respective affiliates may hold our existing senior notes, including 2020 Notes tendered in the Tender Offers, and accordingly, may receive a portion of the proceeds from this offering. An affiliate of BNP Paribas Securities Corp. may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and commission and estimated offering expenses, as a result of the Tender Offers. Because 5% or more of the net proceeds of this offering may be paid to an underwriter, which is considered a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, this offering will be made in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. See “Underwriting (Conflicts of Interest).”

RISK FACTORS

Before you decide to invest in the notes, you should be aware that investment in the notes carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cashflows. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide to invest in the notes. In addition, we identify other factors that could affect our business in our Form 10-K for the year ended December 31, 2018, incorporated by reference herein.

Risks Relating to Our Substantial Indebtedness

Our substantial indebtedness and significant financial commitments, including the fixed component of our rent payments to MGP, could adversely affect our operations and financial results and impact our ability to satisfy our obligations.

As of December 31, 2018, we had approximately $15.3 billion of principal amount of indebtedness outstanding, including $750 million of borrowings outstanding under our senior secured credit facility, $2.4 billion of debt outstanding under the MGM China credit facility, $2.8 billion of debt outstanding under the Operating Partnership credit facility and $1.9 billion of Operating Partnership senior notes outstanding. We also had $1.5 billion of available borrowing capacity under our senior secured credit facility. Any increase in the interest rates applicable to our existing or future borrowings would increase the cost of our indebtedness and reduce the cash flow available to fund our other liquidity needs. We do not guarantee MGM China’s or the Operating Partnership’s obligations under their respective debt agreements and, to the extent MGM China or the Operating Partnership were to cease to produce cash flow sufficient to service their indebtedness, our ability to make additional investments into such entities is limited by the covenants in our existing senior secured credit facility. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein, for a discussion of our liquidity and financial position. In addition, our substantial indebtedness and significant financial commitments could have important negative consequences on us, including:

•	increasing our exposure to general adverse economic and industry conditions;

•	limiting our flexibility to plan for, or react to, changes in our business and industry;

•

limiting our ability to borrow additional funds for working capital requirements, capital expenditures, debt service requirements, execution of our business strategy (including returning value to our shareholders) or other general operating requirements;

•	making it more difficult for us to make payments on our indebtedness; or

•	placing us at a competitive disadvantage compared to less-leveraged competitors.

Moreover, our businesses are capital intensive. For our owned, leased and managed resorts to remain attractive and competitive, we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished (and, under the master lease we are required to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties subject to the master lease on capital expenditures at those properties). Such investments require an ongoing supply of cash and, to the extent that we cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Similarly, development projects, including any potential future development of an integrated resort in Japan, and acquisitions could require significant capital commitments, the incurrence of additional debt, guarantees of third-party debt, or the incurrence of contingent liabilities, any or all of which could have an adverse effect on our business, financial condition and results of operations.

Current and future economic, capital and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned or committed capital expenditures and investments depends on our ability to generate cash flow in the future, receive distributions from our unconsolidated affiliates or subsidiaries, including CityCenter, MGM China and the Operating Partnership, borrow under our senior secured credit facility or incur new indebtedness. If regional and national economic conditions deteriorate we could experience decreased revenues from our operations attributable to decreases in consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the financial and other restrictive covenants in our debt instruments. We cannot assure you that our business will generate sufficient cash flow from operations or continue to receive distributions from our unconsolidated affiliates or subsidiaries, including CityCenter, MGM China and the Operating Partnership. We cannot assure you that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We cannot assure you that we will be able to access the capital markets in the future to borrow additional indebtedness on terms that are favorable to us.

We have a significant amount of indebtedness maturing in 2020, and thereafter. Our ability to timely refinance and replace our indebtedness in the future will depend upon the economic and credit market conditions discussed above. If we are unable to refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to note holders, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

The agreements governing our senior secured credit facility and other senior indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.

Covenants governing our senior secured credit facility and certain of our debt securities restrict, among other things, our ability to:

•	pay dividends or distributions, repurchase equity, prepay certain debt or make certain investments;

•	incur additional debt;

•	incur liens on assets;

•	sell assets or consolidate with another company or sell all or substantially all of our assets;

•	enter into transactions with affiliates;

•	allow certain subsidiaries to transfer assets or enter into certain agreements; and

•	enter into sale and lease-back transactions.

Our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross-defaults under other agreements governing our long-term indebtedness. In addition, our senior secured credit facility requires us to satisfy certain financial covenants, including a maximum total net leverage ratio, a maximum first lien net leverage ratio and a minimum interest coverage ratio. Any default under our senior secured credit facility or the indentures governing our other debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt.

In addition, MGM Grand Paradise and MGM China are co-borrowers under an amended and restated credit facility and the Operating Partnership is a borrower under its senior secured credit facility, all of which contain covenants that restrict the respective borrower’s ability to engage in certain transactions. In particular, these credit agreements require MGM China and the Operating Partnership to satisfy certain financial covenants and impose certain operating and financial restrictions on them and their respective subsidiaries (including, with respect to MGM China, MGM Grand Paradise). These restrictions include, among other things, limitations on their ability to pay dividends or distributions to us, incur additional debt, make investments or engage in other businesses, merge or consolidate with other companies, or transfer or sell assets.

We are required to pay a significant portion of our cash flows as fixed and percentage rent under the master lease, which could adversely affect our ability to fund our operations and growth, service our indebtedness and limit our ability to react to competitive and economic changes.

For the third lease year which commenced on April 1, 2018, we were required to make annual rent payments of approximately $770 million under the master lease. The master lease also provides for fixed annual escalators of 2% on the base rent in the second through sixth years and the possibility for additional 2% increases thereafter subject to the tenant meeting an adjusted net revenue to rent ratio, as well as potential increases in percentage rent in year six and every five years thereafter based on a percentage of average actual annual net revenue during the preceding five year period. As a result, our ability to fund our own operations, raise capital, make acquisitions, make investments, service our debt and otherwise respond to competitive and economic changes may be adversely affected. For example, our obligations under the master lease may:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness and to obtain additional indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•

require us to dedicate a substantial portion of our cash flow from operations to making rent payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict our ability to make acquisitions, divestitures and engage in other significant transactions; and

•

cause us to lose our rights with respect to all of the properties leased under the master lease if we fail to pay rent or other amounts or otherwise default on the master lease, given that all of the properties we lease from MGP under the master lease are effectively cross collateralized as a result of the master lease being a single unitary lease.

Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Notes

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ current and future secured indebtedness and indebtedness of our non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our current and future secured indebtedness and that of the guarantors. The notes and guarantees will also be effectively subordinated as to MGM China’s and MGM Grand Paradise’s indebtedness in respect of their assets and revenues. As of December 31, 2018, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, we would have had approximately $15.3 billion principal amount of indebtedness outstanding, including approximately $750 million of borrowings outstanding under our senior secured credit facility. As of December 31, 2018, we had $1.5 billion of available borrowing capacity under our senior secured credit facility. See “Capitalization.” All indebtedness under our senior secured credit facility is secured and would rank effectively senior to the notes offered hereby to the extent of the value of the assets securing such facility. Additionally, the indenture governing the notes will permit us and the guarantors to incur secured indebtedness in the future. In addition, the notes and the guarantees will be structurally subordinated to all indebtedness and other liabilities and preferred stock of our subsidiaries that do not guarantee the notes. For additional information regarding subsidiary guarantors and non-guarantors, see the condensed consolidating financial information available in Note 18 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The notes are structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, including, among others, MGM China, MGM National Harbor, MGM Springfield, MGM Detroit, MGP and each of their respective subsidiaries (and MDDC, MDDHC and MGM Yonkers Subsidiaries unless and until they receive the respective gaming approvals) and the claims of creditors of those subsidiaries, including trade creditors, have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of December 31, 2018, the non-guarantor subsidiaries had approximately $7.2 billion aggregate principal amount of indebtedness, excluding intercompany indebtedness.

Fraudulent conveyance statutes allow courts, under specific circumstances, to avoid subsidiary guarantees.

Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by courts to avoid or limit the guarantees of the notes by our subsidiaries. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction that is being applied. Generally, if in a bankruptcy, reorganization or other judicial proceeding a court were to find that the guarantor received less than reasonably equivalent value or fair consideration for incurring indebtedness evidenced by guarantees, and

•	was insolvent at the time of the incurrence of such indebtedness;

•	was rendered insolvent by reason of incurring such indebtedness;

•	was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured;

such court could, with respect to the guarantor, declare void in whole or in part the obligations of such guarantor under the guarantees, as well as any liens granted by a guarantor securing its guarantee or the guaranteed obligations. Any payment by such guarantor pursuant to its guarantee could also be required to be returned to it, or to a fund for the benefit of its creditors. Generally, an entity will be considered insolvent if the sum of its debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

MGM Resorts International has no operations of its own and we derive all of our revenue from our subsidiaries. If a guarantee of the notes by a subsidiary were avoided as a fraudulent transfer, holders of other indebtedness of, and trade creditors of, that subsidiary would generally be entitled to payment of their claims from the assets of the subsidiary before such assets could be made available for distribution to us to satisfy our own obligations such as the notes.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. This may not be effective to protect the subsidiary guarantee from being voided under fraudulent transfer law, or may eliminate the subsidiary guarantors’ obligations or reduce such obligations to an amount that effectively makes the subsidiary guarantee worthless. For instance, in a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

We may require you to dispose of your notes or redeem your notes if any gaming authority finds you unsuitable to hold them.

We may require you to dispose of your notes or redeem your notes if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with any gaming laws to which we or any of our subsidiaries are or may become subject, as more fully described in “Regulation and Licensing” and “Description of Notes—Mandatory Disposition Pursuant to Gaming Laws.”

Until we receive the necessary approvals from the New Jersey Division of Gaming Enforcement and the New York State Gaming Commission, as applicable, MDDC, the MGM Yonkers Subsidiaries and any other subsidiary guarantors subject to the oversight of the New Jersey Division of Gaming Enforcement or the New York State Gaming Commission, or for whom the issuance of a subsidiary guarantee is conditioned on approvals to be issued by such authorities, will not be able to guarantee the notes.

Pursuant to the applicable gaming laws in New Jersey, MDDC (and any other subsidiary guarantors subject to the oversight of the New Jersey Division of Gaming Enforcement) will not be permitted to guarantee the notes without the prior approval of the New Jersey Division of Gaming Enforcement (the “New Jersey Gaming Approval”). Similarly, pursuant to the applicable gaming laws in New York, the MGM Yonkers Subsidiaries will not be permitted to guarantee the notes without the prior approval of the New York State Gaming Commission (the “New York Gaming Approval”). See “Regulation and Licensing.” In addition, MDDHC, the parent holding company of MDDC, will not guarantee the notes until MDDC receives the New Jersey Gaming Approval. Further, subsidiaries that we form or acquire in the future may similarly be subject to the jurisdiction of a gaming authority that requires approval prior to the execution and delivery of a guarantee. Although MDDC, MDDHC and the MGM Yonkers Subsidiaries currently guarantee certain of our other senior debt, we cannot assure you that the New Jersey Division of Gaming Enforcement or the New York State Gaming Commission,, as applicable, will grant us the approval necessary to cause MDDC (and therefore MDDHC) or the MGM Yonkers Subsidiaries to guarantee the notes, or that any future subsidiary that would require similar approvals from the New Jersey Division of Gaming Enforcement, the New York State Gaming Commission or any other relevant gaming authority would be granted such approvals. Until we receive such approvals, which we may not receive, the notes will be effectively subordinated to certain of our other senior debt with respect to the assets of MDDC, MDDHC, the MGM Yonkers Subsidiaries or such future subsidiary.

Active trading markets for the notes may not develop.

The notes constitute new issues of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange. We cannot assure you trading markets for the notes will develop, or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings that they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

Risks Related to our Business

We face significant competition with respect to destination travel locations generally and with respect to our peers in the industries in which we compete, and failure to compete effectively could materially adversely affect our business, financial condition, results of operations and cash flow.

The hotel, resort and casino industries are highly competitive. We do not believe that our competition is limited to a particular geographic area, and hotel, resort and gaming operations in other states or countries could attract our customers. To the extent that new casinos enter our markets or hotel room capacity is expanded by others in major destination locations, competition will increase. Major competitors, including potential new entrants, may also expand their hotel room capacity, expand their range of amenities, improve their level of service, or construct new resorts in Las Vegas, Macau or in the domestic regional markets in which we operate, all of which could attract our customers. Also, the growth of gaming in areas outside Las Vegas, including California, has increased the competition faced by our operations in Las Vegas and elsewhere. While we believe our principal competitors are major gaming and hospitality resorts with well-established and recognized brands, we also compete against smaller hotel offerings and peer-to-peer inventory sources, which allow travelers to book short-term rentals of homes and apartments from owners. We expect that we will continue to face increased competition from new channels of distribution, innovations in consumer-facing technology platforms and other transformations in the travel industry that could impact our ability to attract and retain business.

In addition, competition could increase if changes in gaming restrictions in the United States and elsewhere result in the addition of new gaming establishments located closer to our customers than our casinos. For example, while our Macau operations compete to some extent with casinos located elsewhere in or near Asia, certain countries in the region have legalized casino gaming (including Japan) and others (such as Taiwan and Thailand) may legalize casino gaming (or online gaming) in the future (including, for example, a recent proposal by China to allow gambling on Hainan Island). Furthermore, currently MGM Grand Paradise holds one of only six gaming concessions authorized by the Macau government to operate casinos in Macau. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or if current concessionaires and subconcessionaires open additional facilities, we would face increased competition.

Most jurisdictions where casino gaming is currently permitted place numerical and/or geographical limitations on the issuance of new gaming licenses. Although a number of jurisdictions in the United States and foreign countries are considering legalizing or expanding casino gaming, in some cases new gaming operations may be restricted to specific locations and we expect that there will be intense competition for any attractive new opportunities (which may include acquisitions of existing properties) that do arise. Furthermore, certain jurisdictions, including Nevada and New Jersey, have also legalized forms of online gaming and other jurisdictions have legalized video gaming terminals. Additionally, in May 2018, the United States Supreme Court overturned a federal ban on sports betting that had prohibited single-game gambling in most states, raising the potential for increased competition in sports betting should additional states pass legislation to legalize it. The expansion of online gaming, sports betting and other types of gaming in these and other jurisdictions may further compete with our operations by reducing customer visitation and spend in our casino resorts.

In addition to competition with other hotels, resorts and casinos, we compete with destination travel locations outside of the markets in which we operate. Our failure to compete successfully in our various markets and to continue to attract customers could adversely affect our business, financial condition, results of operations and cash flow.

Our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations may adversely affect our business and results of operations.

Our ownership and operation of gaming facilities is subject to extensive regulation by the countries, states and provinces in which we operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. As such, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators or, alternatively, cease operations in that jurisdiction. In addition, unsuitable activity on our part or on the part of our domestic or foreign unconsolidated affiliates or subsidiaries in any jurisdiction could have a negative effect on our ability to continue operating in other jurisdictions. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. For example, recently the U.S. Department of Justice reversed a 2011 opinion that had concluded that the Wire Act of 1961 was limited to gaming relating to sports; the Department of Justice concluded instead that certain of the Wire Act’s provisions apply also to other forms of wagering activity. This may impact our ability to engage in online gaming in the future. In addition, we are subject to various gaming taxes, which are subject to possible increase at any time by various federal, state, local and foreign legislatures and officials. Increases in gaming taxation could also adversely affect our results. For a summary of gaming and other regulations that affect our business, see “Regulation and Licensing” and Exhibit 99.2 to our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein.

Further, our directors, officers, key employees and investors in our properties must meet approval standards of certain state and foreign regulatory authorities. If state regulatory authorities were to find such a person or investor unsuitable, we would be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in the property. State regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. Certain public and private issuances of securities and other transactions also require the approval of certain regulatory authorities.

In Macau, current laws and regulations concerning gaming and gaming concessions are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. These laws and regulations are complex, and a court or administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue new or modified regulations, that differ from MGM China’s interpretation, which could have a material adverse effect on its business, financial condition and results of operations. In addition, MGM China’s activities in Macau are subject to administrative review and approval by various government agencies. We cannot assure you that MGM China will be able to obtain all necessary approvals, and any such failure to do so may materially affect its long-term business strategy and operations. Macau laws permit redress to the courts with respect to administrative actions; however, to date such redress is largely untested in relation to gaming issues.

In addition to gaming regulations, we are also subject to various federal, state, local and foreign laws and regulations affecting businesses in general. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, smoking, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. For instance, we are subject to certain federal, state and local environmental laws, regulations and ordinances, including the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Under various federal, state and local environmental laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on its property, regardless of whether or not the present owner or operator knows of, or is responsible for, the presence of such substances or wastes. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, effective January 1, 2019, smoking in casinos in Macau, including MGM Macau and MGM Cotai, will only be permitted inside specially ventilated smoking rooms, rather than outside smoking areas or VIP areas. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

We also deal with significant amounts of cash in our operations and are subject to recordkeeping and reporting obligations as required by various anti-money laundering laws and regulations. For instance, we are subject to regulation under the Currency and Foreign Transactions Reporting Act of 1970, commonly known as the “Bank Secrecy Act”, which, among other things, requires us to report to the Internal Revenue Service (“IRS”) any currency transactions in excess of $10,000 that occur within a 24-hour gaming day, including identification of the individual(s) involved in the currency transaction. We are also required to report certain suspicious activity where we know, suspect or have reason to suspect transactions, among other things, involve funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements or have no business or lawful purpose. In addition, under the Bank Secrecy Act we are subject to various other rules and regulations involving reporting, recordkeeping and retention. Our compliance with the Bank Secrecy Act is subject to periodic examinations by the IRS. Any such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Any violations of the anti-money laundering laws, including the Bank Secrecy Act, or regulations by any of our properties could have an adverse effect on our financial condition, results of operations or cash flows.

Our business is affected by economic and market conditions in the jurisdictions in which we operate and in the locations in which our customers reside.

Our business is particularly sensitive to reductions in discretionary consumer spending and corporate spending on conventions, trade shows and business development. Economic contraction, economic uncertainty or the perception by our customers of weak or weakening economic conditions may cause a decline in demand for hotels, casino resorts, trade shows and conventions, and for the type of luxury amenities we offer. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as the increased cost of travel, an unstable job market, perceived or actual disposable consumer income and wealth, outbreaks of contagious diseases or fears of war and acts of terrorism or other acts of violence. Consumer preferences also evolve over time due to a variety of factors, including demographic changes, which, for instance, have resulted in recent growth in consumer demand for non-gaming offerings. Our success depends in part on our ability to anticipate the preferences of consumers and timely react to these trends, and any failure to do so may negatively impact our results of operations. Aria, Bellagio and MGM Grand Las Vegas in particular may be affected by economic conditions in the Far East, and all of our Nevada resorts are affected by economic conditions in the United States, and California in particular. A recession, economic slowdown or any other significant economic condition affecting consumers or corporations generally is likely to cause a reduction in visitation to our resorts, which would adversely affect our operating results. For example, the prior recession and downturn in consumer and corporate spending had a negative impact on our results of operations.

In addition, since we expect a significant number of customers to come to MGM Macau and MGM Cotai from mainland China, general economic and market conditions in China could impact our financial prospects. Any slowdown in economic growth or changes to China’s current restrictions on travel and currency conversion or movements, including market impacts resulting from China’s recent anti-corruption campaign and related tightening of liquidity provided by non-bank lending entities and cross-border currency monitoring (including increased restrictions on Union Pay withdrawals and other ATM limits on the withdrawal of patacas imposed by the government), could disrupt the number of visitors from mainland China and/or the amounts they are willing to spend in the casino. Most recently, in July 2017, the Chinese government, along with Macau authorities, implemented new facial recognition technology on ATM machines in Macau to strictly enforce the “know your customer” regulations for mainland Chinese bank cardholders and in November 2017 new rules were adopted to control the cross-border transportation of cash and bearer negotiable instruments. It is unclear whether these and other measures will continue to be in effect, become more restrictive, or be readopted in the future. These developments have had, and any future policy developments that may be implemented may have, the effect of reducing the number of visitors to Macau from mainland China, which could adversely impact tourism and the gaming industry in Macau.

Furthermore, our operations in Macau may be impacted by competition for limited labor resources. Our success in Macau will be impacted by our ability to retain and hire employees. We compete with a large number of casino resorts for a limited number of employees and we anticipate that such competition will grow in light of new developments in Macau. While we seek employees from other countries to adequately staff our resorts, certain Macau government policies limit our ability to import labor in certain job classifications (for instance, the Macau government requires that we only hire Macau residents as dealers in our casinos) and any future government policies that freeze or cancel our ability to import labor could cause labor costs to increase. Finally, because additional casino projects have commenced operations and other projects are under construction, existing transportation infrastructure may need to be expanded to accommodate increased visitation to Macau. If transportation facilities to and from Macau are inadequate to meet the demands of an increased volume of gaming customers visiting Macau, the desirability of Macau as a gaming destination, as well as the results of operations at our development in Cotai, Macau, could be negatively impacted.

We may not realize all of the anticipated benefits of our MGM 2020 Plan.

We have undertaken the MGM 2020 Plan to reduce costs, improve efficiencies and further position us for growth. While we believe these initiatives will result in approximately $200 million of annual Adjusted EBITDA benefit by the end of 2020 in Phase 1, which comprises organizational changes to improve operating efficiencies, and an additional $100 million by the end of 2021 in Phase 2, which comprises investing in our digital transformation to drive revenue growth investments, our efforts may fail to achieve expected results. Our MGM 2020 Plan is subject to numerous risks and uncertainties that may change at any time, and, therefore, our actual Adjusted EBITDA benefit may differ materially from what we anticipate.

Our ability to pay ongoing regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure, existing and future debt agreements entered into by us or our subsidiaries and state law requirements.

We intend to pay ongoing regular quarterly cash dividends on our common stock. However, our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, our ability to pay dividends is restricted by certain covenants in our credit agreement, and because we are a holding company with no material direct operations, we are dependent on receiving cash from our operating subsidiaries to generate the funds from operations necessary to pay dividends on our common stock. We expect our subsidiaries will continue to generate significant cash flow necessary to maintain quarterly dividend payments on our common stock; however, their ability to generate funds will be subject to their operating results, cash requirements and financial condition, any applicable provisions of state law that may limit the amount of funds available to us, and compliance with covenants and financial ratios related to existing or future agreements governing any indebtedness at such subsidiaries and any limitations in other agreements such subsidiaries may have with third parties. In addition, each of the companies in our corporate chain must manage its assets, liabilities and working capital in order to meet all of their respective cash obligations. As a consequence of these various limitations and restrictions, future dividend payments may be reduced or eliminated. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our common stock.

A significant number of our domestic gaming facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with the lessor, which could have a material adverse effect on our business, financial position or results of operations.

We lease eleven of our destination resorts and The Park from a subsidiary of MGP pursuant to the master lease. The master lease has a term of ten years with up to four additional five-year extensions, subject to satisfaction of certain conditions. The master lease is commonly known as a triple-net lease. Accordingly, in addition to rent, we are required to pay the following, among other things: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor), (4) all capital expenditures, and (5) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. We are responsible for paying these expenses notwithstanding the fact that many of the benefits received in exchange for such costs shall accrue in part to MGP as owner of the associated facilities. In addition, if some of our leased facilities should prove to be unprofitable or experience other issues that would warrant ceasing operations or if we should otherwise decide to exit a particular property, we would remain obligated for lease payments and other obligations under the master lease even if we decided to cease operations at those locations unless we are able to transfer the rights with respect to a particular property in accordance with the requirements of the master lease. Our ability to transfer our obligations under the master lease to a third-party with respect to individual properties should we decide to withdraw from a particular location, is limited to non-Las Vegas properties and no more than two Las Vegas gaming properties and is subject to identifying a willing third-party who meets the requirements for a transferee set forth in the master lease. We may be unable to find an appropriate transferee willing to assume the obligations under the master lease with respect to any such property. In addition, we could incur special charges relating to the closing of such facilities including sublease termination costs, impairment charges and other special charges that would reduce our net income and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our obligation to pay rent as well as the other costs described above is absolute in virtually all circumstances, regardless of the performance of the properties and other circumstances that might abate rent in leases that now place these risks on the tenant, such as certain events of casualty and condemnation.

Any financial, operational, regulatory or other potential challenges that may arise with respect to MGP, as our sole lessor for a significant portion of our properties, may adversely impair our operations.

We lease a substantial number of the properties that we operate and manage, which represents a significant portion of our operations, from MGP under the master lease. If MGP has financial, operational, regulatory or other challenges, there can be no assurance that MGP will be able to comply with its obligations under the master lease or its other agreements with us. Failure on the part of MGP to fulfill its commitments could have a material adverse effect on our business, financial condition and results of operations.

James J. Murren, our Chairman, Daniel J. Taylor, one of our directors, and William J. Hornbuckle and John M. McManus, members of our senior management, may have actual or potential conflicts of interest because of their positions at MGP.

James J. Murren serves as our Chairman and as the Chairman of MGP. In addition, Daniel J. Taylor, one of our directors, is also a director of MGP and William J. Hornbuckle and John M. McManus, members of our senior management, are also directors of MGP. While we have procedures in place to address such situations and the organizational documents with respect to MGP contain provisions that reduce or eliminate duties (including fiduciary duties) to any MGP shareholder to the fullest extent permitted by law, these overlapping positions could nonetheless create, or appear to create, potential conflicts of interest when our or MGP’s management and directors pursue the same corporate opportunities, such as potential acquisition targets, or face decisions that could have different implications for us and MGP. Further, potential conflicts of interest could arise in connection with the resolution of any dispute between us and MGP (or its subsidiaries) regarding the terms of the agreements governing the separation and the relationship, between us and MGP, such as under the master lease. Potential conflicts of interest could also arise if we and MGP enter into any commercial or other adverse arrangements with each other in the future.

Despite our ability to exercise control over the affairs of MGP as a result of our ownership of the single outstanding Class B share of MGP, MGP has adopted a policy under which certain transactions with us, including transactions involving consideration in excess of $25 million, must be approved in accordance with certain specified procedures, which could affect our ability to execute our operational and strategic objectives.

We own the single outstanding Class B share of MGP. The Class B Share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP, and which represents a majority of the voting power of MGP’s shares so long as the holder of the Class B share and its controlled affiliates’ (excluding MGP) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership does not fall below 30%. We, therefore, have the ability to exercise significant control over MGP’s affairs, including control over the outcome of all matters submitted to MGP’s shareholders for approval. MGP’s operating agreement, however, provides that whenever a potential conflict of interest exists or arises between us or any of our affiliates (other than MGP and its subsidiaries), on the one hand, and MGP or any of its subsidiaries, on the other hand, any resolution or course of action by MGP’s board of directors in respect of such conflict of interest shall be conclusively deemed to be fair and reasonable to MGP if it is (i) approved by a majority of a conflicts committee which consists solely of “independent” directors (which MGP refers to as “Special Approval”) (such independence determined in accordance with the New York Stock Exchange’s listing standards, the standards established by the Exchange Act to serve on an audit committee of a board of directors and certain additional independence requirements in our operating agreement), (ii) determined by MGP’s board of directors to be fair and reasonable to MGP or (iii) approved by the affirmative vote of the holders of at least a majority of the voting power of MGP’s outstanding voting shares (excluding voting shares owned by us and our affiliates). Furthermore, MGP’s operating agreement provides that any transaction with a value, individually or in the aggregate, over $25 million between us or any of our affiliates (other than MGP and its subsidiaries), on the one hand, and MGP or any of its subsidiaries, on the other hand (any such transaction (other than the exercise of rights by us or any of our affiliates (other than MGP and its subsidiaries) under any of the material agreements entered into on the closing day of MGP’s formation transactions), a “Threshold Transaction”), shall be permitted only if (i) Special Approval is obtained or (ii) such transaction is approved by the affirmative vote of the holders of at least a majority of the voting power of MGP’s outstanding voting shares (excluding voting shares owned by us and our affiliates). As a result, certain transactions, including any Threshold Transactions, that we may want to pursue with MGP and that could have significant benefit to us may require Special Approval. There can be no assurance that the required approval will be obtained with respect to these transactions either from a conflicts committee comprised of independent MGP directors or the affirmative vote of a majority of the shares not held by us and our affiliates. The failure to obtain such requisite consent could materially affect our ability and the cost to execute our operational and strategic objectives.

We have agreed not to have any interest or involvement in gaming businesses in China, Macau, Hong Kong and Taiwan, other than through MGM China.

In connection with the initial public offering of MGM China, the holding company that indirectly owns and operates MGM Macau, we entered into a Deed of Non-Compete Undertakings with MGM China and Ms. Ho, Pansy Catilina Chiu King pursuant to which we are restricted from having any interest or involvement in gaming businesses in the People’s Republic of China, Macau, Hong Kong and Taiwan, other than through MGM China. While gaming is currently prohibited in China, Hong Kong and Taiwan, if it is legalized in the future our ability to compete in these locations could be limited until the earliest of (i) March 31, 2020, (ii) the date MGM China’s ordinary shares cease to be listed on The Stock Exchange of Hong Kong Limited or (iii) the date when our ownership of MGM China shares is less than 20% of the then-issued share capital of MGM China.

The Macau government can terminate MGM Grand Paradise’s subconcession under certain circumstances without compensating MGM Grand Paradise, exercise its redemption right with respect to the subconcession, or refuse to grant MGM Grand Paradise an extension of the subconcession in 2022, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Macau government has the right to unilaterally terminate the subconcession in the event of fundamental non-compliance by MGM Grand Paradise with applicable Macau laws or MGM Grand Paradise’s basic obligations under the subconcession contract. MGM Grand Paradise has the opportunity to remedy any such non-compliance with its fundamental obligations under the subconcession contract within a period to be stipulated by the Macau government. Upon such termination, all of MGM Grand Paradise’s casino area premises and gaming-related equipment would be transferred automatically to the Macau government without compensation to MGM Grand Paradise, and we would cease to generate any revenues from these operations. We cannot assure you that MGM Grand Paradise will perform all of its obligations under the subconcession contract in a way that satisfies the requirements of the Macau government.

Furthermore, under the subconcession contract, MGM Grand Paradise is obligated to comply with any laws and regulations that the Macau government might promulgate in the future. We cannot assure you that MGM Grand Paradise will be able to comply with these laws and regulations or that these laws and regulations would not adversely affect our ability to construct or operate our Macau businesses. If any disagreement arises between MGM Grand Paradise and the Macau government regarding the interpretation of, or MGM Grand Paradise’s compliance with, a provision of the subconcession contract, MGM Grand Paradise will be relying on a consultation and negotiation process with the Macau government. During any consultation or negotiation, MGM Grand Paradise will be obligated to comply with the terms of the subconcession contract as interpreted by the Macau government. Currently, there is no precedent concerning how the Macau government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. The loss of the subconcession would require us to cease conducting gaming operations in Macau, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, pursuant to the terms of an extension agreement entered into in March 2019, the subconcession contract expires on June 26, 2022. Unless the subconcession is further extended, or legislation with regard to reversion of casino premises is amended, all of MGM Grand Paradise’s casino premises and gaming-related equipment will automatically be transferred to the Macau government on that date without compensation to us, and we will cease to generate any revenues from such gaming operations. The Macau government may redeem the subconcession contract by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, MGM Grand Paradise is entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by MGM Grand Paradise, excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the subconcession. We cannot assure you that MGM Grand Paradise will be able to further renew or extend the subconcession contract on terms favorable to MGM Grand Paradise or at all. We also cannot assure you that if the subconcession is redeemed, the compensation paid to MGM Grand Paradise will be adequate to compensate for the loss of future revenues.

MGM Grand Paradise is dependent upon gaming promoters for a significant portion of gaming revenues in Macau.

Gaming promoters, who promote gaming and draw high-end customers to casinos, are responsible for a significant portion of MGM Grand Paradise’s gaming revenues in Macau. With the rise in gaming in Macau and the recent reduction in the number of licensed gaming promoters in Macau and in the number of VIP rooms operated by licensed gaming promoters, the competition for relationships with gaming promoters has increased. While MGM Grand Paradise is undertaking initiatives to strengthen relationships with gaming promoters, there can be no assurance that it will be able to maintain, or grow, relationships with gaming promoters. In addition, continued reductions in, and new regulations governing, the gaming promoter segment may result in the closure of additional VIP rooms in Macau, including VIP rooms at MGM Macau and MGM Cotai. If MGM Grand Paradise is unable to maintain or grow relationships with gaming promoters, or if gaming promoters are unable to develop or maintain relationships with our high-end customers (or if, as a result of recent market conditions in Macau, gaming promoters encounter difficulties attracting patrons to come to Macau or experience decreased liquidity limiting their ability to grant credit to patrons), MGM Grand Paradise’s ability to grow gaming revenues will be hampered. Furthermore, if existing VIP rooms at MGM Macau and MGM Cotai are closed there can be no assurance that MGM Grand Paradise will be able to locate acceptable gaming promoters to run such VIP rooms in the future in a timely manner or at all.

In addition, the quality of gaming promoters is important to MGM Grand Paradise’s and our reputation and ability to continue to operate in compliance with gaming licenses. While MGM Grand Paradise strives for excellence in associations with gaming promoters, we cannot assure you that the gaming promoters with whom MGM Grand Paradise is or becomes associated will meet the high standards insisted upon. If a gaming promoter falls below MGM Grand Paradise’s standards, MGM Grand Paradise or we may suffer reputational harm or possibly sanctions from gaming regulators with authority over our operations.

We also grant credit lines to certain gaming promoters and any adverse change in the financial performance of those gaming promoters may impact the recoverability of these loans.

We are subject to taxation by various governments and agencies and the rate of taxation in the jurisdictions in which we operate could change in the future.

We are subject to tax by various governments and agencies, both in the U.S. and in Macau. Changes in the rates of taxation, the amount of taxes we owe and the time when income is subject to taxation, the Macau income tax exemption or the imposition of foreign withholding taxes could increase our overall rate of taxation. Any of these changes could materially impact our business, financial condition, results of operations and cash flows.

The future recognition of our foreign tax credit deferred tax asset is uncertain, and the amount of valuation allowance we may apply against such deferred tax asset may change materially in future periods.

We currently have significant deferred tax assets resulting from foreign tax credit carryforwards that are available to reduce taxes attributable to potential taxable foreign-sourced income (and, as a result of our overall domestic losses, certain U.S.- sourced income) in future periods. We evaluate our foreign tax credit deferred tax asset for recoverability and record a valuation allowance to the extent that we determine it is not more likely than not such asset will be recovered. This evaluation is based on all available evidence, including assumptions concerning future U.S. operating profits and our interpretations of the U.S. Tax Cuts and Jobs Act (the “Tax Act”) based upon guidance issued to date. As a result, significant judgment is required in assessing the possible need for a valuation allowance and changes to our assumptions could result in a material change in the valuation allowance with a corresponding impact on the provision for income taxes in the period including such change.

Extreme weather conditions or climate change may cause property damage or interrupt business, which could harm our business and results of operations.

Certain of our casino properties are located in areas that may be subject to extreme weather conditions, including, but not limited to, hurricanes in the United States and severe typhoons in Macau. Such extreme weather conditions may interrupt our operations, damage our properties, and reduce the number of customers who visit our facilities in such areas. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we operate could adversely affect our business and results of operations. Although we maintain both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we will be able to fully insure such losses or fully collect, if at all, on claims resulting from such extreme weather conditions. Furthermore, such extreme weather conditions may interrupt or impede access to our affected properties and may cause visits to our affected properties to decrease for an indefinite period, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because a significant number of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a gaming company that is more geographically diversified.

Given that a significant number of our major resorts are concentrated on the Las Vegas Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect our business. We cannot control the number or frequency of flights to or from Las Vegas, but we rely on air traffic for a significant portion of our visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our resorts. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities.

We extend credit to a large portion of our customers and we may not be able to collect gaming receivables.

We conduct a portion of our gaming activities on a credit basis through the issuance of markers which are unsecured instruments. Table games players typically are issued more markers than slot players, and high-end players typically are issued more markers than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. Furthermore, the loss or a reduction in the play of the most significant of these high-end customers could have an adverse effect on our business, financial condition, results of operations and cash flows. We issue markers to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. In addition, MGM Grand Paradise extends credit to certain gaming promoters and those promoters can extend credit to their customers. Uncollectible receivables from high-end customers and gaming promoters could have a significant impact on our results of operations.

While gaming debts evidenced by markers and judgments on gaming debts are enforceable under the current laws of Nevada, and Nevada judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from United States courts are not binding on the courts of many foreign nations.

Furthermore, we expect that MGM China will be able to enforce its gaming debts only in a limited number of jurisdictions, including Macau. To the extent MGM China gaming customers and gaming promoters are from other jurisdictions, MGM China may not have access to a forum in which it will be able to collect all of its gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and MGM China may encounter forums that will refuse to enforce such debts. Moreover, under applicable law, MGM China remains obligated to pay taxes on uncollectible winnings from customers.

Even where gaming debts are enforceable, they may not be collectible. Our inability to collect gaming debts could have a significant negative impact on our operating results.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

We review our goodwill, intangible assets and long-lived assets on an annual basis and during interim reporting periods in accordance with the authoritative guidance. Significant negative trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth have resulted in write-downs and impairment charges in the past and, if one or more of such events occurs in the future, additional impairment charges or write-downs may be required in future periods. If we are required to record additional impairment charges or write-downs, this could have a material adverse impact on our consolidated results of operations.

Leisure and business travel, especially travel by air, are particularly susceptible to global geopolitical events, such as terrorist attacks, other acts of violence or acts of war or hostility.

We are dependent on the willingness of our customers to travel by air. Since most of our customers travel by air to our Las Vegas and Macau properties, any terrorist act or other acts of violence, outbreak of hostilities, escalation of war, or any actual or perceived threat to the security of travel by air, could adversely affect our financial condition, results of operations and cash flows. Furthermore, although we have been able to purchase some insurance coverage for certain types of terrorist acts, insurance coverage against loss or business interruption resulting from war and some forms of terrorism continues to be unavailable.

Co-investing in our properties, including our investment in CityCenter, decreases our ability to manage risk.

In addition to acquiring or developing hotels and resorts or acquiring companies that complement our business directly, we have from time to time invested, and expect to continue to invest, as a co-investor. Co-investors often have shared control over the operation of the property. Therefore, the operation of such properties is subject to inherent risk due to the shared nature of the enterprise and the need to reach agreements on material matters. In addition, investments with other investors may involve risks such as the possibility that the co-investor might become bankrupt or not have the financial resources to meet its obligations, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Consequently, actions by a co-investor might subject hotels and resorts owned by such entities to additional risk. Further, we may be unable to take action without the approval of our co-investors. Alternatively, our co-investors could take actions binding on the property without our consent. Additionally, should a co-investor become bankrupt, we could become liable for its share of liabilities.

For instance, CityCenter, which is 50% owned and managed by us, has a significant amount of indebtedness, which could adversely affect its business and its ability to meet its obligations. If CityCenter is unable to meet its financial commitments and we and our co-investor are unable to support future funding requirements, as necessary, such event could have adverse financial consequences to us. In addition, the agreements governing CityCenter’s indebtedness subject CityCenter and its subsidiaries to significant financial and other restrictive covenants, including restrictions on its ability to incur additional indebtedness, place liens upon assets, make distributions to us, make certain investments, consummate certain asset sales, enter into transactions with affiliates (including us) and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. The CityCenter credit facility also includes certain financial covenants that require CityCenter to maintain a maximum total net leverage ratio (as defined in CityCenter’s credit facility) for each quarter. We cannot be sure that CityCenter will be able to meet this test in the future or that the lenders will waive any failure to meet the test.

Any of our future construction, development or expansion projects will be subject to significant development and construction risks, which could have a material adverse impact on related project timetables, costs and our ability to complete the projects.

Any of our future construction, development or expansion projects will be subject to a number of risks, including:

•	lack of sufficient, or delays in the availability of, financing;

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming, leisure, residential, real estate development or construction projects;

•	labor disputes or work stoppages;

•	availability of qualified contractors and subcontractors;

•	disputes with and defaults by contractors and subcontractors;

•	personal injuries to workers and other persons;

•	environmental, health and safety issues, including site accidents and the spread of viruses;

•	weather interferences or delays;

•	fires, typhoons and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

The occurrence of any of these development and construction risks could increase the total costs, delay or prevent the construction, development, expansion or opening or otherwise affect the design and features of any future projects which we might undertake. In addition, the regulatory approvals associated with our development projects may require us to open future casino resorts by a certain specified time and to the extent we are unable to meet those deadlines, and any such deadlines are not extended, we may lose our regulatory approval to open a casino resort in a proposed jurisdiction or incur payment penalties in connection with any delays which could have an adverse effect on our results of operations and financial condition.

We also make significant capital expenditures to maintain and upgrade our resorts, which may disrupt operations and displace revenue at the properties, including revenue lost while rooms, restaurants and meeting spaces are under renovation and out of service.

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future.

Although we have “all risk” property insurance coverage for our operating properties, which covers damage caused by a casualty loss (such as fire, natural disasters, acts of war, or terrorism or other acts of violence), each policy has certain exclusions. In addition, our property insurance coverage is in an amount that may be significantly less than the expected replacement cost of rebuilding the facilities if there was a total loss. Our level of insurance coverage also may not be adequate to cover all losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of room reservations or conventions due to fear of terrorism or other acts of violence, loss of electrical power due to catastrophic events, rolling blackouts or otherwise, deterioration or corrosion, insect or animal damage, and pollution, may not be covered at all under our policies. Therefore, certain acts could expose us to substantial uninsured losses.

In addition to the damage caused to our properties by a casualty loss, we may suffer business disruption as a result of these events or be subject to claims by third parties that may be injured or harmed. While we carry business interruption insurance and general liability insurance, this insurance may not be adequate to cover all losses in any such event.

We renew our insurance policies (other than our builder’s risk insurance) on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits, further increase our deductibles, or agree to certain exclusions from our coverage.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations through the use of trademarks. We file applications for, and obtain trademarks in, the United States and in foreign countries where we believe filing for such protection is appropriate. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and our rights may be invalidated or unenforceable. The laws of some foreign countries do not protect proprietary rights to as great an extent as the laws of the United States. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps we have taken to protect our trademarks in the United States and foreign countries will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

We are subject to risks associated with doing business outside of the United States.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. In particular, the risks associated with the operation of MGM China or any future operations in which we may engage in any other foreign territories, include:

•	changes in laws and policies that govern operations of companies in Macau or other foreign jurisdictions;

•	changes in non-United States government programs;

•	possible failure by our employees or agents to comply with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

•	general economic conditions and policies in China, including restrictions on travel and currency movements;

•	difficulty in establishing, staffing and managing non-United States operations;

•	different labor regulations;

•	changes in environmental, health and safety laws;

•	outbreaks of diseases or epidemics;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political instability and actual or anticipated military and political conflicts;

•	economic instability and inflation, recession or interest rate fluctuations; and

•	uncertainties regarding judicial systems and procedures.

These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition. We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries, our United States dollar reported income from sources where revenue is denominated in the currencies of other such countries will decrease.

Any violation of the Foreign Corrupt Practices Act or any other similar anti-corruption laws could have a negative impact on us.

A significant portion of our revenue is derived from operations outside the United States, which exposes us to complex foreign and U.S. regulations inherent in doing cross-border business and in each of the countries in which we transact business. We are subject to compliance with the United States Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. Violations of these laws by us or our non-controlled ventures may result in severe criminal and civil sanctions as well as other penalties against us, and the Commission and U.S. Department of Justice continue to vigorously pursue enforcement of the FCPA. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We face risks related to pending claims that have been, or future claims that may be, brought against us.

Claims have been brought against us and our subsidiaries in various legal proceedings, and additional legal and tax claims arise from time to time. We may not be successful in the defense or prosecution of our current or future legal proceedings, which could result in settlements or damages that could significantly impact our business, financial condition, results of operations and reputation. Please see the further discussion in “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, and Note 11 in the accompanying consolidated financial statements included therein.

A significant portion of our labor force is covered by collective bargaining agreements.

Work stoppages and other labor problems could negatively affect our business and results of operations. As of December 31, 2018, approximately 39,000 of our employees are covered by collective bargaining agreements. In January 2019, we acquired operations in New York that employ approximately 1,000 employees, a portion of which are covered by collective bargaining agreements. We anticipate several of these agreements will be negotiated in 2019. Also, in July 2018, MGP acquired its property in Northfield, Ohio, which continues to be operated (on behalf of MGP) by an affiliate of Hard Rock International (STP), Inc. MGM expects to acquire these operations in the first half of 2019, subject to certain customary closing conditions. The Ohio operation has employees covered by collective bargaining agreements, several of which we anticipate will be negotiated in 2019. A prolonged dispute with the covered employees or any labor unrest, strikes or other business interruptions in connection with labor negotiations or others could have an adverse impact on our operations. Further, adverse publicity in the marketplace related to union messaging could further harm our reputation and reduce customer demand for our services. Also, wage and/or benefit increases resulting from new labor agreements may be significant and could also have an adverse impact on our results of operations. To the extent that our non-union employees join unions, we would have greater exposure to risks associated with labor problems. Furthermore, we may have, or acquire in the future, multi-employer plans that are classified as “endangered,” “seriously endangered,” or “critical” status. For instance, Borgata’s most significant plan is the Legacy Plan of the National Retirement Fund (which spun-off into a newly established fund as of January 1, 2018), which has been listed in “critical status” and is subject to a rehabilitation plan. Plans in these classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan, which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/ or modifications to retiree benefits. In addition, while Borgata has no current intention to withdraw from these plans, a withdrawal in the future could result in the incurrence of a contingent liability that would be payable in an amount and at such time (or over a period of time) that would vary based on a number of factors at the time of (and after) withdrawal. Any such additional costs may be significant.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our resorts and a reduction in our revenues.

The failure to maintain the integrity of our computer systems and customer information could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We collect and process information relating to our employees, guests, and others for various business purposes, including marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted by the various states, the United States and other jurisdictions around the world. Privacy laws and regulations continue to evolve and on occasion may be inconsistent between jurisdictions. Various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning privacy, data retention, data transfer, and data protection. For example, the European Union has adopted a data protection regulation known as the General Data Protection Regulation, which became fully enforceable in May 2018, that includes operational and compliance requirements with significant penalties for non-compliance. In addition, California has enacted a new privacy law, known as the California Consumer Privacy Act of 2018, which takes effect in 2020 and provides some of the strongest privacy requirements in the United States.

Compliance with applicable privacy laws and regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy laws and regulations by us (or in some circumstances non-compliance by third parties engaged by us), including accidental loss, inadvertent disclosure, unapproved dissemination or a breach of security on systems storing our data may result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. We rely on proprietary and commercially available systems, software, and tools to provide security for processing of customer and employee information, such as payment card and other confidential or proprietary information. Our data security measures are reviewed and evaluated regularly; however, they might not protect us against increasingly sophisticated and aggressive threats including, but not limited to, computer malware, viruses, hacking and phishing attacks by third parties. In addition, while we maintain cyber risk insurance to assist in the cost of recovery from a significant cyber event, such coverage may not be sufficient.

We also rely extensively on computer systems to process transactions, maintain information and manage our businesses. Disruptions in the availability of our computer systems, through cyber-attacks or otherwise, could impact our ability to service our customers and adversely affect our sales and the results of operations. For instance, there has been an increase in criminal cyber security attacks against companies where customer and company information has been compromised and company data has been destroyed. Our information systems and data, including those we maintain with our third-party service providers, may be subject to cyber security breaches in the future. In addition, our third-party information system service providers face risks relating to cyber security similar to ours, and we do not directly control any of such parties’ information security operations. A significant theft, loss or fraudulent use of customer or company data maintained by us or by a third-party service provider could have an adverse effect on our reputation, cause a material disruption to our operations, and result in remediation expenses, regulatory penalties and litigation by customers and other parties whose information was subject to such attacks, all of which could have a material adverse effect on our business, results of operations and cash flows.

We are subject to risks related to corporate social responsibility and reputation.

Many factors influence our reputation and the value of our brands including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business. Our business faces increasing scrutiny related to environmental, social and governance activities and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, climate change, workplace conduct, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention and the willingness of customers and our partners to do business with us, which could have a material adverse effect on our business, results of operations and cash flows.

We may seek to expand through investments in other businesses and properties or through alliances or acquisitions, and we may also seek to divest some of our properties and other assets, any of which may be unsuccessful.

We intend to consider strategic and complementary acquisitions and investments in other businesses, properties or other assets. Furthermore, we may pursue any of these opportunities in alliance with third parties, including MGP. Acquisitions and investments in businesses, properties or assets, as well as these alliances, are subject to risks that could affect our business, including risks related to:

•	spending cash and incurring debt;

•	assuming contingent liabilities;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees; and

•	consolidating corporate and administrative infrastructures.

We cannot assure you that we will be able to identify opportunities or complete transactions on commercially reasonable terms or at all, or that we will actually realize any anticipated benefits from such acquisitions, investments or alliances. In addition, even if we are able to successfully integrate new assets and businesses, the integration of such assets and businesses may result in unanticipated costs, competitive responses, loss or customer or other business relationships and the diversion of management attention.

In addition, we periodically review our business to identify properties or other assets that we believe either are non-core, no longer complement our business, are in markets which may not benefit us as much as other markets or could be sold at significant premiums. From time to time, we may attempt to sell these identified properties and assets. There can be no assurance, however, that we will be able to complete dispositions on commercially reasonable terms or at all.

If the jurisdictions in which we operate increase gaming taxes and fees, our results could be adversely affected.

State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. From time to time, legislators and government officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Periods of economic downturn or uncertainty and budget deficits may intensify such efforts to raise revenues through increases in gaming taxes. If the jurisdictions in which we operate were to increase gaming taxes or fees, depending on the magnitude of the increase and any offsetting factors, our financial condition and results of operations could be materially adversely affected. For instance, income generated from gaming operations of MGM Grand Paradise currently has the benefit of a corporate tax exemption in Macau, which exempts us from paying the 12% complementary tax on profits generated by the operation of casino games. This exemption is effective through March 31, 2020, which ran concurrent with the end of the term of our gaming subconcession until such subconcession was extended to June 26, 2022. Although we intend to request an extension of the tax exemption to June 26, 2022, we cannot assure you that such extension will be granted.

Conflicts of interest may arise because certain of our directors and officers are also directors of MGM China, the holding company for MGM Grand Paradise which owns and operates MGM Macau and MGM Cotai.

As a result of the initial public offering of shares of MGM China common stock in 2011, MGM China has stockholders who are not affiliated with us, and we and certain of our officers and directors who also serve as officers and/or directors of MGM China may have conflicting fiduciary obligations to our stockholders and to the minority stockholders of MGM China. Decisions that could have different implications for us and MGM China, including contractual arrangements that we have entered into or may in the future enter into with MGM China, may give rise to the appearance of a potential conflict of interest or an actual conflict of interest.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $987.0 million, after deducting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering, together with other sources of funds, which may include cash on hand or borrowings under our revolving credit facility, to (i) repurchase up to $1.0 billion aggregate principal amount of our 2020 Notes that are tendered in the Tender Offers and (ii) pay transaction-related fees and expenses. If the net proceeds of this offering are greater than the amount required to purchase the 2020 Notes tendered pursuant to the Tender Offers, we will use the excess net proceeds for general corporate purposes, which could include refinancing existing indebtedness, paying dividends on our common stock or repurchasing our common stock in accordance with our share repurchase program. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. To the extent that the proceeds from this offering are used to refinance indebtedness, certain underwriters and/or their respective affiliates may receive a portion of the proceeds of this offering.

The 2020 Notes comprise $500 million outstanding principal amount of our 5.25% senior notes due 2020 and $1.0 billion outstanding aggregate principal amount of our 6.75% senior notes due 2020.

This prospectus supplement shall not be considered an offer to purchase the 2020 Notes, which shall be made solely pursuant to the Offer to Purchase.

Certain of the underwriters and/or their respective affiliates may hold our existing senior notes, including 2020 Notes tendered in the Tender Offers, and accordingly, may receive a portion of the proceeds from this offering. An affiliate of BNP Paribas Securities Corp. may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and commission and estimated offering expenses, as a result of the Tender Offers. Because 5% or more of the net proceeds of this offering may be paid to an underwriter, which is considered a “conflict of interest” under FINRA Rule 5121, this offering will be made in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2018:

•	on a historical basis; and

•	as adjusted to give effect to the issuance of the notes and the use of proceeds therefrom.

The information presented in the table below should be read in conjunction with “Use of Proceeds,” and “Description of Long-Term Debt” as well as the consolidated historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	At December 31, 2018
	Actual	As Adjusted (1)
	(in millions)
Cash and cash equivalents	$1,526.8	$1,472.0	(2)

Long-term debt (including current maturities):(3)
MGM Resorts International:
Senior credit facility(4)	750.0	750.0
8.625% senior notes due 2019(5)	850.0	850.0
5.25% senior notes due 2020	500.0	167.0
6.75% senior notes due 2020	1,000.0	333.0
6.625% senior notes due 2021	1,250.0	1,250.0
7.75% senior notes due 2022	1,000.0	1,000.0
6.00% senior notes due 2023	1,250.0	1,250.0
5.750% senior notes due 2025	1,000.0	1,000.0
4.625% senior notes due 2026	500.0	500.0
5.500% senior notes due 2027 offered hereby	—	1,000.0
Mandalay Resort Group:
7% debentures due 2036	0.6	0.6
Operating Partnership:(6)
Senior credit facility(7)	2,819.1	2,819.1
5.625% senior notes due 2024	1,050.0	1,050.0
4.50% senior notes due 2026	500.0	500.0
4.50% senior notes due 2028	350.0	350.0
MGM China credit facility(8)	2,433.6	2,433.6

Total face value of long-term-debt	$15,253.3	$15,253.3

Debt premiums and discounts, and unamortized debt issuance costs, net	$(121.8)	$(134.8)

Total long-term debt (including current maturities)	$15,131.5	$15,118.5

Total stockholders’ equity	$10,469.8	$10,469.8

Total capitalization	$25,601.3	$25,588.3

(1)

Assumes the application of the net proceeds of the offering as described under “Use of Proceeds,” and, for illustrative purposes, that $333.0 million aggregate principal amount of our 5.25% 2020 Notes and $667.0 million aggregate principal amount of our 6.75% 2020 Notes are tendered and accepted for purchase in the Tender Offers. For this purpose, we have assumed, based on the terms of the Tender Offers described in the Offer to Purchase, a purchase price of $1,019.88 per $1,000 principal amount of 5.25% 2020 Notes and $1,052.66 per $1,000 principal amount of 6.75% 2020 Notes to be purchased pursuant to the Tender Offers, in each case representing the tender offer consideration inclusive of an early tender premium, as described in the Offer to Purchase.

(2)

Reflects approximately $54.8 million of transaction fees and expenses, including purchase price premiums and related costs associated with the Tender Offers and discounts, commissions and estimated offering expenses related to this offering.

(3)

All of the outstanding long-term debt identified in this table are joint and several obligations of MGM Resorts International and the guarantors, except the MGM China credit facility, the Operating Partnership credit facility and the Operating Partnership senior notes.

(4)

As of December 31, 2018, we had no borrowings outstanding under our $1.5 billion revolving facility. Subsequent to December 31, 2018 and as of March 25, 2019, we had approximately $365 million of borrowings outstanding under our revolving facility relating to, among other things, draws in connection with the Empire City transaction in January 2019, the repayment of our 8.625% senior notes due 2019 in February 2019 and other borrowings for general corporate purposes, partially offset by repayments made with proceeds from the Park MGM lease transaction and cash generated from operations.

(5)	In February 2019, we repaid our $850 million 8.625% notes due 2019.
(6)	In January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2027.
(7)

As of December 31, 2018, the Operating Partnership had $550 million of borrowings outstanding under its $1.4 billion revolving facility. Subsequent to December 31, 2018 and as of March 25, 2019, the Operating Partnership had approximately $75 million of borrowings outstanding under its revolving facility as a result of repayments made with a portion of the proceeds from the Operating Partnership’s offering of 5.75% senior notes due 2027 and cash generated from operations.

(8)

As of December 31, 2018, MGM China had $641 million of borrowings outstanding under its $1.0 billion revolving facility. Subsequent to December 31, 2018 and as of March 25, 2019, MGM China had approximately $557 million of borrowings outstanding under its revolving facility as a result of repayments with cash generated from operations.

REGULATION AND LICENSING

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

As a result of the closing of the Empire City transaction in January 2019, we are subject to gaming laws and regulations in New York. The New York State Gaming Commission (the “New York Commission”) regulates the ownership and operation of Empire City pursuant to the Racing, Pari-Mutuel Wagering and Breeding Law and the New York State Lottery for Education Law, and the regulations promulgated thereunder. Among other things, the New York Commission regulates the suitability of owners, lenders, directors, officers, certain employees and vendors, and requires that operators be financially stable. The New York Commission also must provide prior approval for any guarantees of debt of any other person, including affiliates, or incurrences of debt as primary obligors, subject to certain conditions. New York gaming laws also require notice of new owners of 5% or greater interests in publicly traded holding companies, and prior New York Commission approval of any transfers of ownership interests in a licensee. The New York Commission has the authority to suspend or revoke any license or approval and to impose sanctions, including monetary penalties, for violations of the governing laws.

Our businesses are subject to various federal, state, local and foreign laws and regulations affecting businesses in general. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, employees, currency transactions, taxation, zoning and building codes (including regulations under the Americans with Disabilities Act, which requires all public accommodations to meet certain federal requirements related to access and use by disabled persons), construction, land use and marketing and advertising. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

In addition, we are subject to certain federal, state and local environmental laws, regulations and ordinances, including the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Under various federal, state and local laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on its property, regardless of whether or not the present owner or operator knows of, or is responsible for, the presence of such substances or wastes. We have not identified any issues associated with our properties that could reasonably be expected to have an adverse effect on us or the results of our operations.

For a summary of gaming and other regulations that affect our business, see Exhibit 99.2 to our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein.

DESCRIPTION OF LONG-TERM DEBT

Senior Credit Facility

At December 31, 2018, our senior credit facility consisted of a $750 million term loan A facility and a $1.5 billion revolving facility. In December 2018, we amended out senior credit facility to provide for a $250 million increase of the revolving facility to $1.5 billion and a $520 million increase on the term loan A facility. Additionally, the term loan A facility and the revolving facility were repriced to bear interest determined by reference to a total net leverage ratio pricing grid which results in an interest rate of LIBOR plus 1.50% to 2.25%. Both the term loan A facility and the revolving facility will mature in December 2023. The term loan A facility’s repayment will start on the last business day of each calendar quarter beginning March 31, 2020, for an amount equal to 1.25% of the aggregate principal amount of the term loan A facility outstanding as of the amendment effective date, with the remaining balance due in December 2023. We permanently repaid $9 million of the term loan A facility for the year ended December 31, 2018, in accordance with the scheduled amortization. At December 31, 2018, the interest rate on the term loan A facility was 4.77%. At December 31, 2018, no amounts were drawn on the revolving credit facility.

The senior credit facility contains customary covenants that, among other things, limit the ability of us and our restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to us or any of our restricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The senior credit facility requires us to comply with certain financial covenants, which may restrict our ability to incur additional debt to fund our obligations in the near term. The senior credit facility also requires us to maintain a maximum total net leverage ratio, a maximum first lien net leverage ratio and a minimum interest coverage ratio. The Company was in compliance with its credit facility covenants at December 31, 2018.

The senior credit facility is secured by (i) a mortgage on the real properties comprising the MGM Grand Las Vegas and the Bellagio, (ii) a pledge of substantially all existing and future personal property of the subsidiaries of the Company that own the MGM Grand Las Vegas and the Bellagio; and (iii) a pledge of the equity or limited liability company interests of the entities that own MGM Grand Las Vegas and the Bellagio.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights.

The senior credit facility also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults and (x) change of control. Both the term loan A facility and the revolving facility are guaranteed by each of our existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, subject to certain exclusions.

Debt Securities

In addition to our existing senior credit facility, we had outstanding, as of December 31, 2018, the following notes issued by us:

•	$850 million of 8.625% senior notes, due 2019;

•	$500 million of 5.25% senior notes, due 2020;

•	$1,000 million of 6.75% senior notes, due 2020;

•	$1,250 million of 6.625% senior notes, due 2021;

•	$1,000 million of 7.75% senior notes, due 2022;

•	$1,250 million of 6% senior notes, due 2023;

•	$500 million of 4.625% senior notes, due 2026; and

•	$1,000 million of 5.75% senior notes, due 2025.

In February 2019, we repaid our $850 million of 8.625% senior notes due 2019. In addition, concurrently with this offering, we have launched Tender Offers to purchase for cash up to $1.0 billion aggregate principal amount of our 5.25% senior notes due 2020 and our 6.75% senior notes due 2020. See “Summary—Tender Offers” for additional details on the Tender Offers.

The net proceeds of the notes offered hereby are intended to be used, together with other sources of funds, which may include cash on hand or borrowings under our revolving credit facility, to (i) repurchase up to $1.0 billion aggregate principal amount of our 2020 Notes that are tendered in the Tender Offers and (ii) pay transaction-related fees and expenses. Any excess net proceeds will be used for general corporate purposes, which could include refinancing existing indebtedness, paying dividends on our common stock or repurchasing our common stock in accordance with our share repurchase program. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments as described under “Use of Proceeds” in this prospectus supplement.

In connection with the acquisition of Mandalay Resort Group, all of the outstanding senior notes and debentures and senior subordinated notes and debentures issued by Mandalay Resort Group became our obligations. The only notes issued by Mandalay Resort Group that remain outstanding as of December 31, 2018 are the $0.6 million of 7% debentures due 2036.

As of December 31, 2018, our principal debt arrangements were guaranteed by each of our material domestic subsidiaries, other than MGM Detroit, MGM National Harbor, MGM Springfield, MGP and each of their respective subsidiaries. Our international subsidiaries, including MGM China and its subsidiaries, are not guarantors of such indebtedness. The entities that guarantee our principal debt arrangements will also be guarantors in connection with the notes issued hereby.

MGM China Credit Facility

While indebtedness of MGM China is consolidated in our financial statements pursuant to generally accepted accounting principles, such indebtedness is not recourse to us or any other subsidiary that is not also a subsidiary of MGM China. At December 31, 2018, the MGM China credit facility consisted of $1.8 billion of term loans and a $1.0 billion revolving credit facility, which bear interest at a fluctuating rate per annum based on HIBOR plus a margin that ranges between 1.375% and 2.50% based on MGM China’s leverage ratio.

In June 2018, MGM China amended and restated its credit facility for a reduction in the total revolving credit commitments of $450 million to $1.0 billion and an increase in the total term loan commitments of $450 million to $2.0 billion (the aggregate amount of commitments remains unchanged). The final maturity date is June 2022, but no revolving credit loans or term loans shall remain outstanding after, and no revolving credit or term loan commitments shall be available after, March 31, 2022. Quarterly principal amortization payments of the term loan facilities are 5% of the original principal amount beginning in September 2018 through December 2021, with the remaining balance due in March 2022. MGM China permanently repaid $507 million of the term loan facilities for the year ended December 31, 2018 in accordance with the scheduled amortization.

The MGM China credit facility is secured by MGM Grand Paradise’s interest in the Cotai land use right, and MGM China, MGM Grand Paradise and their guarantor subsidiaries have granted a security interest in substantially all of their assets to secure the facility. At December 31, 2018, $641 million was drawn on the revolving credit facility. At December 31, 2018, the interest rate on the term loans was 4.74% and the interest rate on the revolving credit facility was 4.72%. MGM China was in compliance with its credit facility covenants at December 31, 2018.

The MGM China credit facility contains customary representations and warranties, events of default, and positive, negative and financial covenants, including that MGM China maintains compliance with a maximum leverage ratio and a minimum interest coverage ratio.

Operating Partnership Senior Credit Facility

While indebtedness of the Operating Partnership is consolidated in our financial statements pursuant to generally accepted accounting principles, such indebtedness is not recourse to us or any other subsidiary that is not also a subsidiary of the Operating Partnership. At December 31, 2018, the Operating Partnership’s senior secured credit facility consisted of a $470 million term loan A facility, a $1.80 billion term loan B facility, and a $1.35 billion revolving credit facility. In March 2018, the Operating Partnership repriced its term loan B interest rate to LIBOR plus 2.00% and extended the maturity of the term loan B facility to March 2025. In June 2018, the Operating Partnership amended its credit agreement to (i) provide for a $750 million increase of the revolving facility to $1.35 billion, (ii) provide for a $200 million increase on the term loan A facility, and (iii) extend the maturity of the revolving facility and the term loan A facility to June 2023. Additionally, the revolving and term loan A facilities were repriced to a range from LIBOR plus 1.75% to LIBOR plus 2.25%, determined by reference to a total net leverage ratio pricing grid. In addition, the term loan A facility’s repayment will start on the last business day of each calendar quarter beginning September 30, 2019, for an amount equal to 0.625% of the aggregate principal amount of the term loan A outstanding as of the amendment effective date.

The Operating Partnership permanently repaid $4 million of the term loan A facility for the year ended December 31, 2018, in accordance with the scheduled amortization, and the Operating Partnership permanently repaid $19 million of the term loan B facility for the year ended December 31, 2018, in accordance with the scheduled amortization. At December 31, 2018, $550 million was drawn on the revolving credit facility. At December 31, 2018, the interest rate on the term loan A facility and the term loan B facility were both 4.52%, and the interest rate on the revolving credit facility was 4.43%. The Operating Partnership was in compliance with its credit facility covenants at December 31, 2018.

The Operating Partnership credit facility contains customary representations and warranties, events of default, and positive, negative and financial covenants, including that the Operating Partnership maintain compliance with a maximum senior secured net debt to adjusted total assets ratio, maximum total net debt to adjusted assets ratio and a minimum interest coverage ratio.

The Operating Partnership senior credit facility is guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions, other than that of MGM National Harbor.

The Operating Partnership is party to interest rate swaps to mitigate the interest rate risk inherent in its senior secured term loan B facility. As of December 31, 2018, the Operating Partnership pays a weighted average fixed rate of 1.844% on total notional amount of $1.2 billion and the variable rate received resets monthly to the one-month LIBOR with no minimum floor. In December 2018, the Operating Partnership entered into additional interest rate swaps that have a notional amount of $400 million on which it will pay a fixed rate of 2.735% with the variable rate received resetting monthly to the one-month LIBOR with a floor of 0%. Such interest rate swaps will become effective on December 31, 2019. As of December 31, 2018 and 2017, the derivative financial instruments have been designated as cash flow hedges and qualify for hedge accounting.

Operating Partnership Senior Notes

In January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2028.

In September 2017, the Operating Partnership issued $350 million in aggregate principal amount of 4.50% senior notes due 2028.

In August 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.5% senior notes due 2026.

In April 2016, a subsidiary of the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 and on MGP’s IPO date, the Operating Partnership entered into a supplemental indenture through which it assumed the obligations under the notes from such subsidiary (which merged into the Operating Partnership on such date).

Each series of the Operating Partnership’s senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the heading “Certain Definitions.” In this description, the words “MGM Resorts International,” “we,” “us” and “our” refer only to the single corporation MGM Resorts International, a Delaware corporation, and not to any of its Subsidiaries.

MGM Resorts International will issue the 5.500% senior notes due 2027, which we refer to as the “Notes,” pursuant to this prospectus supplement. The Notes will be issued under an Indenture dated as of March 22, 2012 (the “Base Indenture”), as supplemented by a seventh supplemental indenture to be dated as of April 10, 2019 among MGM Resorts International, the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”); the Base Indenture as so supplemented, the “Indenture.” The terms of the Notes include those provisions contained in the Indenture and certain provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), incorporated by the terms of the Indenture.

The following description is a summary of the material provisions of the Indenture. This summary does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as a holder of the Notes. Copies of the Indenture may be obtained from MGM Resorts International.

Ranking

The Notes will be:

•	general senior unsecured obligations of MGM Resorts International, pari passu or senior in right of payment to all existing and future Indebtedness of MGM Resorts International;

•

guaranteed on a senior basis by each of the Subsidiary Guarantors (as defined below) (other than MDDC and the MGM Yonkers Subsidiaries (and any other future Subsidiaries that require approval from a Gaming Authority in order to execute and deliver a Subsidiary Guarantee), unless and until regulatory approval for their Subsidiary Guarantees (as defined below) is obtained, and, with respect to MDDHC, unless and until regulatory approval for the Subsidiary Guarantee of MDDC is approved, with each such Subsidiary Guarantee being unsecured;

•	senior in right of payment to future Indebtedness that may be subordinated to the Notes and the Subsidiary Guarantees;

•

effectively junior to our secured Indebtedness, including (a) Indebtedness under the Credit Facility and the related guarantees, which is secured by the principal properties of Bellagio, LLC and MGM Grand Hotel and (b) any future secured Indebtedness permitted to be incurred in accordance with the terms of the Notes, to the extent of the value of the assets securing such Indebtedness; and

•

effectively subordinated to all Indebtedness and other obligations of the non-guarantor Subsidiaries, including (a) until regulatory approval for its Subsidiary Guarantee is obtained, all Indebtedness of MDDC and the MGM Yonkers Subsidiaries (and any other future Subsidiaries that require approval from a Gaming Authority in order to execute and deliver a Subsidiary Guarantee), (b) until regulatory approval for the Subsidiary Guarantee of MDDC is obtained, MDDHC, (c) all Indebtedness of MGM China and MGM Grand Paradise and their respective Subsidiaries and (d) any indebtedness incurred by MGM National Harbor, MGM Springfield, MGM Detroit, MGP and any of their respective Subsidiaries.

As of December 31, 2018, non-guarantor Subsidiaries had approximately $7.2 billion aggregate principal amount of Indebtedness outstanding (excluding intercompany Indebtedness). As of December 31, 2018,

neither MDDC nor MDDHC had any Indebtedness other than intercompany indebtedness and their guarantees of the senior credit facility, the Existing Senior Notes and our 8.625% senior notes due 2019 and, in the case of MDDC, Indebtedness incurred in the ordinary course of business. As of the date hereof, following the completion of the Empire City transaction in January 2019, none of the MGM Yonkers Subsidiaries had any Indebtedness other than intercompany indebtedness and their guarantees of the senior credit facility and the Existing Senior Notes.

The Indenture does not contain any limitation on the amount of Indebtedness MGM Resorts International or its Subsidiaries may Incur, but limits liens securing Indebtedness of MGM Resorts International and the Subsidiary Guarantors as set forth below under “Additional Covenants of MGM Resorts International— Limitation on Liens” and “Exempted Liens and Sale and Lease-Back Transactions.”

Except as described under “—Merger, Consolidation or Sale of Assets” or “—Additional Covenants of MGM Resorts International” below, the Indenture does not contain any provisions that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving MGM Resorts International or any of its Subsidiaries, or (ii) a reorganization, restructuring, merger or similar transaction involving MGM Resorts International or any of its Subsidiaries that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under “—Merger, Consolidation or Sale of Assets” and “—Additional Covenants of MGM Resorts International” below and certain restrictions under instruments governing our Credit Facility, MGM Resorts International or any of its Subsidiaries may, in the future, enter into certain transactions that would increase the amount of Indebtedness of MGM Resorts International or its Subsidiaries or substantially reduce or eliminate the assets of MGM Resorts International or its Subsidiaries, which may have an adverse effect on MGM Resorts International’s ability to service its Indebtedness, including the Notes. For additional information regarding subsidiary guarantors and non-guarantors, see the condensed consolidating financial information available in Note 18 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein.

Principal, Maturity and Interest

The Notes will be issued in an initial aggregate principal amount of $1,000,000,000 and will mature on April 15, 2027. In addition, we may issue an unlimited amount of additional notes under the indenture from time to time after this offering. We may create and issue additional notes with the same terms as the Notes offered hereby so that the additional notes will form a single class with the Notes offered hereby. We will issue the Notes in denominations of $2,000 and integral multiples of $1,000.

Interest on the Notes will accrue at the rate of 5.500% per annum. Interest on the Notes will be payable semiannually in arrears on April 15 and October 15 of each year until maturity, beginning on October 15, 2019. MGM Resorts International will make each interest payment to the holders of record of the Notes on the immediately preceding April 1 and October 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of MGM Resorts International maintained for such purpose within the City and State of New York or, at the option of MGM Resorts International, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC (as defined below) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by MGM Resorts International, MGM Resorts International’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Subsidiary Guarantees

MGM Resorts International’s payment Obligations under the Notes will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by each of the Subsidiaries that is a guarantor under any series of our Existing Senior Notes and the Credit Facility (the “Subsidiary Guarantors”). In the event that any Subsidiary Guarantor is no longer designated as a guarantor under any series of the Existing Senior Notes, the Credit Facility or any of our future capital markets Indebtedness (“Reference Indebtedness”), that Subsidiary Guarantor will be released and relieved of its obligations under its Subsidiary Guarantee of the Notes; provided that any transaction related to such release is carried out pursuant to and in accordance with all other applicable provisions of the Indenture.

Our Subsidiaries that are not guarantors under our Existing Senior Notes or Credit Facility will not guarantee the Notes. The non-guarantor Subsidiaries include all of our non-U.S. Subsidiaries and their U.S. holding companies. The non-guarantor Subsidiaries will also include: (a) certain domestic Subsidiaries that do not guarantee the Reference Indebtedness (such as MGM National Harbor, MGM Springfield, MGM Detroit, MGP, MGM China, MGM Grand Paradise and any of their respective Subsidiaries); (b) the Insurance Subsidiaries; (c) until such time when we have received approval from the New Jersey Division of Gaming Enforcement, MDDC (and any other Subsidiary Guarantors subject to the oversight of the New Jersey Division of Gaming Enforcement); (d) until such time when we have received approval from the New Jersey Division of Gaming Enforcement in respect of MDDC, MDDHC; (e) until such time when we have received approval from the New York State Gaming Commission, each MGM Yonkers Subsidiary (and any other Subsidiary Guarantor subject to the oversight of the New York State Gaming Commission); and (f) until such time when we have received approval from the relevant Gaming Authority, such other Subsidiaries that may be formed or acquired after the date of the Indenture that are subject to the jurisdiction of a Gaming Authority that requires approval prior to the execution and delivery of a guarantee.

The Subsidiary Guarantee of each Subsidiary Guarantor will be

•	senior in right of payment to the guarantees of, or obligations under future Indebtedness of the Subsidiary Guarantor that may be subordinated to its Subsidiary Guarantee of the Notes;

•

effectively junior to our secured Indebtedness, including (a) Indebtedness under the Credit Facility and the related guarantees, which is secured by the principal properties of Bellagio, LLC and MGM Grand Hotel, LLC and (b) any future secured Indebtedness permitted to be incurred in accordance with the terms of the Notes, to the extent of the value of the assets securing such Indebtedness; and

•

effectively subordinated to all Indebtedness and other obligations of the non-guarantor Subsidiaries, including (a) until regulatory approval for their respective Subsidiary Guarantees is obtained, MDDC and the MGM Yonkers Subsidiaries (and any other future Subsidiaries that require approval from a Gaming Authority in order to execute and deliver a Subsidiary Guarantee), (b) until regulatory approval for the Subsidiary Guarantee of MDDC is obtained, MDDHC, (c) all indebtedness of MGM China and MGM Grand Paradise and their respective Subsidiaries, (d) any indebtedness incurred by MGM National Harbor, MGM Springfield, MGM Detroit, MGP and any of their respective Subsidiaries and (e) until regulatory approval from the relevant Gaming Authority, such other Subsidiaries that may be formed or acquired after the date of the Indenture that are subject to the jurisdiction of a Gaming Authority that requires approval prior to the execution and delivery of a guarantee.

Until such time as we have obtained such approval from the New Jersey Division of Gaming Enforcement, the New York State Gaming Commission or any other Gaming Authority under whose jurisdiction approval is required in order to execute and deliver a Subsidiary Guarantee, which approvals may not be obtained at all, MDDC, the MGM Yonkers Subsidiaries and any other Subsidiary Guarantors formed or acquired after the date of the Indenture that are subject to the oversight of the New Jersey Division of Gaming Enforcement, the

New York State Gaming Commission or such other Gaming Authority are prohibited from issuing a guarantee of the Notes. In addition, MDDHC, the parent holding company of MDDC, will not issue a guarantee of the Notes until the New Jersey Division of Gaming Enforcement approves the issuance of a Subsidiary Guarantee by MDDC. See “Risk Factors—Risks Relating to the Notes—Until we receive the necessary approvals from the New Jersey Division of Gaming Enforcement and the New York State Gaming Commission, as applicable, MDDC, the MGM Yonkers Subsidiaries and any other subsidiary guarantors subject to the oversight of the New Jersey Division of Gaming Enforcement or the New York State Gaming Commission, or for whom the issuance of a subsidiary guarantee is conditioned on approvals to be issued by such authorities, will not be able to guarantee the notes.” The Indenture will provide that we will use commercially reasonable efforts to obtain such approval. See “Regulation and Licensing.”

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. This may not be effective to protect the Subsidiary Guarantee from being voided under fraudulent transfer law, or may eliminate the Subsidiary Guarantors’ obligations or reduce such obligations to an amount that effectively makes the Subsidiary Guarantee worthless.

No Subsidiary Guarantor will be permitted to consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation or other Person, whether or not affiliated with such Subsidiary Guarantor unless:

•

subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee; and

•	immediately after giving effect to such transaction, no Default or Event of Default exists.

The Indenture will provide that in the event of (a) a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise or (b) a sale or other disposition of all or substantially all of the capital stock of any Subsidiary Guarantor, then the Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee, except in the event of a sale or other disposition to MGM Resorts International or any other Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor will automatically be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force and effect, upon the merger or consolidation of any Subsidiary Guarantor with and into MGM Resorts International or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all of its assets to MGM Resorts International or another Subsidiary Guarantor.

Optional Redemption

The Notes are redeemable at our election, in whole or in part, at any time prior to January 15, 2027 (the date that is three months prior to the maturity date of the Notes), at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the Notes to be redeemed. The Notes are redeemable at our election, in whole or in part, at any time on or after January 15, 2027 (the date that is three months prior to the maturity date of the Notes) at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which MGM Resorts International deposits the amount required under the Indenture most nearly equal to the period from the redemption date to the maturity date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Any notice to holders of a redemption will state, among other things, the redemption price (or how the redemption price will be calculated if not a fixed amount or subject to change) and date. A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the redemption date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the redemption date or have been waived by us. If any of these events fail to occur and are not waived by us, we will be under no obligation to redeem the notes or pay the holders any redemption proceeds and our failure to so redeem the notes will not be considered a default or event of default. In the event that any of these conditions fail to occur or are not waived by us, we will promptly notify the trustee in writing that the conditions precedent to such redemption have failed to occur and the notes will not be redeemed.

If we elect to partially redeem the Notes, the trustee will select the Notes to be redeemed consistent with the procedures of DTC (as defined below).

Unless we default in payment of the redemption price (or, in the case of a conditional redemption, all of the conditions have not been met or waived by us), on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

Mandatory Redemption

MGM Resorts International will not be required to make any mandatory redemption or sinking fund payments in respect of the Notes.

Mandatory Disposition Pursuant to Gaming Laws

Each holder, by accepting a Note, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which MGM Resorts International or any of its Subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, MGM Resorts International shall have the right, at its option:

•

to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of MGM Resorts International’s election or such earlier date as may be requested or prescribed by such gaming authority; or

•	to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

(1)	the lesser of:

(a)	the Person’s cost, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

(b)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

(2)	such other amount as may be required by applicable law or order of the applicable gaming authority.

MGM Resorts International shall notify the trustee in writing of any such redemption as soon as practicable. MGM Resorts International shall not be responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability.

Additional Covenants of MGM Resorts International

Limitation on Liens

Other than as provided below under “—Exempted Liens and Sale and Lease-Back Transactions,” neither MGM Resorts International nor any of the Subsidiary Guarantors may issue, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or on any evidences of Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries that own any Principal Property (regardless of whether the Principal Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

(a)	Liens existing on the Issue Date;

(b)

Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary Guarantor or at the time it is merged into or consolidated with MGM Resorts International or a Subsidiary Guarantor (provided that such Liens do not extend to or cover property of MGM Resorts International or any Subsidiary Guarantor other than property of the entity so acquired or which becomes a Subsidiary Guarantor);

(c)

Liens (including purchase money Liens) existing at the time of acquisition thereof on property acquired after the date hereof or to secure Indebtedness Incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price of property acquired after the date hereof (provided that such Liens do not extend to or cover any property of MGM Resorts International or any Subsidiary Guarantor other than the property so acquired);

(d)

Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness Incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

(e)

Liens which secure Indebtedness of a Subsidiary of MGM Resorts International to MGM Resorts International or to a Subsidiary Guarantor or which secure Indebtedness of MGM Resorts International to a Subsidiary Guarantor;

(f)

Liens on the stock, partnership or other equity interest of MGM Resorts International or a Subsidiary Guarantor in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

(g)	Liens to government entities, including pollution control or industrial revenue bond financing;

(h)

Liens required by any contract or statute in order to permit MGM Resorts International or a Subsidiary of MGM Resorts International to perform any contract or subcontract made by it with or at the request of a governmental entity;

(i)	mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

(j)	Liens for taxes or assessments and similar charges;

(k)	zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title;

(l)

Liens on any short-term or interim Indebtedness intended to be assumed by MGP or one of its Subsidiaries in connection with an acquisition by MGP or one of its Subsidiaries of the property securing such Indebtedness, provided that such Indebtedness is assumed by MGP or one of its Subsidiaries within fifteen (15) days of its initial incurrence by MGM Resorts International or a Subsidiary Guarantor; and

(m)

any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (a) through (l) (provided that, in the case of clause (l), any extension, renewal, replacement or refinancing of any Indebtedness referred to in clause (l) is assumed by MGP or one of its Subsidiaries as set forth therein).

Notwithstanding the foregoing,

(a)

if any of the Existing Senior Notes are hereafter secured by any Liens on any of the assets of MGM Resorts International or any Subsidiary Guarantor (the “Initial Liens”), then MGM Resorts International and each Subsidiary Guarantor shall, substantially concurrently with the granting of any such Liens, subject to all necessary gaming regulatory approvals, grant perfected Liens in the same collateral to secure the Notes, equally, ratably and on a pari passu basis (the “Pari Passu Liens”). The Pari Passu Liens granted pursuant to this provision shall be (i) granted concurrently with the granting of any such Initial Liens, and (ii) granted pursuant to instruments, documents and agreements which are no less favorable to the trustee and the holders of the Notes than those granted to secure the Existing Senior Notes. In connection with the granting of any such Pari Passu Liens, MGM Resorts International and each Subsidiary Guarantor shall provide to the trustee (y) policies of title insurance on customary terms and conditions, to the extent that policies of title insurance on the corresponding property are provided to the holders of the Existing Senior Notes or their trustee (and in an insured amount that bears the same proportion to the principal amount of the outstanding Notes as the insured amount in the policies provided to the holders of the Existing Senior Notes bears to the aggregate outstanding amount thereof), and (z) legal opinions and other assurances as the trustee may reasonably request; and

(b)

if MGM Resorts International and the Subsidiary Guarantors become entitled to the release of all of such Initial Liens securing the Existing Senior Notes and Subsidiary guarantees related thereto, and provided that no default or event of default has then occurred and remains continuing, MGM Resorts International and the Subsidiary Guarantors may in their sole discretion request that the collateral agent release any such Initial Liens securing the Notes and the Existing Senior Notes, and in such circumstances the collateral agent shall so release such Initial Liens.

Limitation on Sale and Lease-Back Transactions

Other than as provided below under “—Exempted Liens and Sale and Lease-Back Transactions,” neither MGM Resorts International nor any Subsidiary Guarantor will enter into any Sale and Lease-Back Transaction unless either:

(i)

MGM Resorts International or such Subsidiary Guarantor would be entitled, pursuant to the provisions described in clauses (a) through (m) under “—Limitation on Liens” above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the Notes;

(ii)

such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the applicable Principal Property;

(iii)

an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of an officer of MGM Resorts International) is applied within 180 days to the retirement, discharge, repurchase, repayment or prepayment of its Funded Debt; or

(iv)

an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of an officer of MGM Resorts International) is applied within 180 days to the purchase, construction, development, expansion or improvement of other property.

Exempted Liens and Sale and Lease-Back Transactions

Notwithstanding the restrictions set forth in “—Limitation on Liens” and “—Limitation on Sale and Lease-Back Transactions” above, MGM Resorts International or any Subsidiary Guarantor may create, assume or suffer to exist Liens or enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Indebtedness secured by such Liens (not including Liens permitted under “—Limitation on Liens” above) plus all Attributable Debt in respect of such Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under “—Limitation on Sale and Lease-Back Transactions” above), measured, in each case, at the time any such Lien is incurred or any such Sale and Lease-Back Transaction is entered into, by MGM Resorts International and the Subsidiary Guarantors does not exceed 15% of Consolidated Net Tangible Assets and Liens securing Indebtedness in excess of such amount to the extent such Lien is incurred in connection with an extension, renewal, replacement or refinancing of Indebtedness (not to exceed the principal amount of such extended, renewed, replaced or refinanced Indebtedness plus fees, expenses and premium payable thereon) secured by a Lien incurred pursuant to the provisions of this “Exempted Liens and Sale Lease-Back Transactions” paragraph or any previous extension, renewal, replacement or refinancing of any such Indebtedness (which extended, renewed, replaced or refinanced Indebtedness shall, for the avoidance of doubt, thereafter be included in the calculation of such amount), provided that the foregoing shall not apply to any Liens that may at any time secure any of the Existing Senior Notes.

Merger, Consolidation or Sale of Assets

The Indenture does not allow us to consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets, substantially in their entirety, as computed on a consolidated basis, to another corporation, person or entity unless:

•

either we are the surviving person, in the case of a merger or consolidation, or the successor or transferee is a corporation organized under the laws of the United States, or any state thereof or the District of Columbia and the successor or transferee corporation expressly assumes, by supplemental indenture, all of our obligations under the Indenture, including under the Notes; and

•	no default or event of default exists immediately after such transaction.

Subsidiary Guarantees

The Indenture will provide that any of our existing and future domestic Subsidiaries that are wholly owned, directly or indirectly, by us will be required to become a Subsidiary Guarantor if such Subsidiary grants a guarantee in respect of any Reference Indebtedness as described under “—Subsidiary Guarantees” above.

Events of Default

Events of default means any of the following:

1)	default in the payment of any interest upon any Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

2)	default in the payment of principal of or premium, if any, on any Notes when due;

3)

the acceleration of the maturity of any Indebtedness of MGM Resorts International or any Subsidiary Guarantor (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (a) $250 million and (b) 5% of Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture;

4)

entry of final judgments against MGM Resorts International or any Subsidiary Guarantor which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $250 million and judgments exceeding $250 million remain undischarged for 60 days after notice as provided in the Indenture;

5)

default in the performance, or breach, of any covenants or warranties in the Indenture if the default continues uncured for a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes as provided in the Indenture; and

6)	certain events of bankruptcy, insolvency or reorganization.

The failure to redeem any Notes subject to a conditional redemption is not an event of default if any event on which such redemption is so conditioned does not occur before the redemption date.

If an event of default occurs and continues, then the trustee or the holders of not less than 25% in principal amount of the outstanding Notes may, by a notice in writing to us, and to the trustee if given by the holders, declare to be due and payable immediately the principal of the outstanding Notes.

At any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal and premium, if any, with respect to the Notes have been cured or waived as provided in the Indenture. For information as to waiver of defaults see the discussion set forth below under “Modification and Waiver.”

The Indenture provides that the trustee is not obligated to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee and applicable law, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

No holder of any Notes will have any right to institute any proceeding, judicial or otherwise with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default with respect to the Notes and the holders of at least 25% in principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Notes on or after the due dates expressed in such Notes and to institute suit for the enforcement of any such payment.

We are required by the Indenture, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the Indenture. The Indenture provides that the trustee may withhold notice to the holders of Notes of any default or event of default (except a default in payment on Notes) with respect to Notes if and so long as a committee of its trust officers, in good faith, determines that withholding such notice is in the interest of the holders of Notes.

Notwithstanding clause (5) of the first paragraph above or any other provision of the Indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by MGM Resorts International with the requirements described under the caption “— Reports” below shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and holders of the Notes shall not have any right under the Indenture or the Notes to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by MGM Resorts International with the covenant described under the caption “— Reports” below continues for 60 days after MGM Resorts International receives notice of such failure to comply in accordance with clause (5) of the first paragraph above (such notice, the “Reports Default Notice”), and is continuing on the 60th day following MGM Resorts International’s receipt of the Reports Default Notice, MGM Resorts International will pay liquidated damages to all holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following MGM Resorts International’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following MGM Resorts International’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by MGM Resorts International with the requirements described under the caption “— Reports” below shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by MGM Resorts International with the requirements described under the caption “— Reports” below shall not have been cured or waived on or before the 121st day following MGM Resorts International’s receipt of the Reports Default Notice, then the failure to comply by MGM Resorts International with the requirements described under the caption “— Reports” shall on such 121st day constitute an Event of Default. A failure to comply with the requirements described under the caption “— Reports” below automatically shall cease to be continuing and shall be deemed cured at such time as MGM Resorts International furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy MGM Resorts International’s obligation to furnish such information or report to the trustee).

Modification and Waiver

We and the trustee, at any time and from time to time, may modify the Indenture without prior notice to or consent of any holder of the Notes for any of the following purposes:

•	to permit a successor corporation to assume our covenants and obligations under the Indenture and in the Notes in accordance with the terms of the Indenture;

•	to add to our covenants for the benefit of the holders of the Notes;

•	to surrender any of our rights or powers conferred in the Indenture;

•	to add any additional events of default;

•

to supplement any of the provisions of the Indenture to the extent needed to permit or facilitate the defeasance and discharge of the Notes in a manner that will not adversely affect the interests of the holders of the Notes in any material respect;

•

to provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as is necessary to provide for the administration of the trust by more than one trustee;

•	to comply with the requirements of the Commission in connection with qualification of the Indenture under the TIA;

•	to cure any ambiguity;

•	to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture;

•

to conform the text of the Indenture or the Notes to the “Description of Notes” set forth in this prospectus supplement to the extent that such provision in the Description of Notes was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the Notes;

•	to eliminate any conflict between the terms of the Indenture and the Notes and the TIA; or

•

to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the Indenture as long as the new provisions do not adversely affect in any material respect the interests of the holders of the Notes.

We may also modify the Indenture for any other purpose if we receive the written consent of the holders of not less than a majority in principal amount of the outstanding Notes. We may not, however, without the consent of the holder of each Note effected thereby:

•

change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of the Notes or any premium payable upon the redemption of the Notes, or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of the Notes or release any Subsidiary Guarantor under any Subsidiary Guarantee (except in accordance with the terms of the Indenture or the Subsidiary Guarantee) or collateral, if any, securing the Notes (except in accordance with the terms of the Indenture or the documents governing such collateral, if any);

•	reduce the percentage in principal amount of the Notes where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the Indenture; or

•

modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note which would be affected.

The Indenture provides that the holders of not less than a majority in aggregate principal amount of the Notes, by notice to the trustee, may on behalf of the holders of the Notes waive any default and its consequences under the Indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any Note held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each Note.

Defeasance of Notes or Certain Covenants in Certain Circumstances

Legal Defeasance and Discharge. The Indenture provides that we may be discharged from any and all obligations under the Notes other than:

•	certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on the Notes;

•	to register the transfer or exchange of the Notes;

•	to replace stolen, lost or mutilated Notes; or

•	to maintain paying agencies and to hold money for payment in trust.

We may only defease and discharge all of our obligations under the Notes if:

•

we irrevocably deposit with the trustee, in trust, the amount, as certified by an officers’ certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and any interest on, and any mandatory sinking fund payments in respect of, the Notes on the dates such payments are due; and

•

With respect to legal defeasance only, we deliver to the trustee an opinion of independent counsel (which opinion must refer to and be based upon a published ruling of the United States Internal Revenue Service or a change in applicable United States federal income tax laws) or a ruling directed to the Trustee from the United States Internal Revenue Service, in either case to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants. Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the Indenture. Any omission to comply with our obligations or covenants shall not constitute a default or event of default with respect to any Notes. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the Notes. We may only defease any covenants if, among other requirements:

•

we deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officers’ certificate, sufficient to pay principal, premium, if any, and any interest on and any mandatory sinking fund payments in respect of the Notes on the dates such payments are due; and

•

we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the covenant defeasance.

Limited Liability of Certain Persons

The Indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the Indenture or the Notes by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

Compliance with Gaming Laws

Each holder of a Note, by accepting any Note, agrees to be bound by the requirements imposed on holders of debt securities of MGM Resorts International by the gaming authority of any jurisdiction in which MGM Resorts International or any of its Subsidiaries conducts or proposes to conduct gaming activities. For a description of the regulatory requirements applicable to MGM Resorts International, see “Regulation and Licensing” herein.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, MGM Resorts International will furnish to the trustee, within 15 days after the time periods specified in the Commission’s rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by MGM Resorts International’s certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy MGM Resorts International’s obligation to furnish the information or report referenced in clauses (1) and (2) to the trustee). In addition, whether or not required by the Commission, MGM Resorts International will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Concerning the Trustee

If the trustee becomes a creditor of MGM Resorts International, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of such Notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery and Form

DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Investors may elect to hold beneficial interests in the global Notes through either DTC, in the United States, or Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V (“Euroclear”), in

Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Commission.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable

Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue Notes in definitive certificated form in exchange for beneficial interests in the applicable global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary for the Notes, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the Notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates or have any rights for any purpose under the Notes or the indenture.

All payments on the Notes represented by global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Paying Agent and Registrar for the Notes

MGM Resorts International will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

MGM Resorts International will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of MGM Resorts International.

MGM Resorts International may change the paying agents or the registrars without prior notice to the holders of the Notes. MGM Resorts International or any of its Subsidiaries may act as a paying agent or registrar.

Governing Law

The Indenture will be governed by New York law.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” with respect to any Sale and Lease-Back Transaction that is subject to the restrictions described under “—Additional Covenants of MGM Resorts International—Limitation on Sale and Lease-Back Transactions” means the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of MGM Resorts International and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of MGM Resorts International and its Subsidiaries (excluding (i) the current portion of long-term Indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of MGM Resorts International and its Subsidiaries, all as set forth on the consolidated balance sheet of MGM Resorts International for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

“Credit Facility” means the Amended and Restated Credit Agreement, dated as of April 25, 2016, among MGM Resorts International, the lenders and letters of credit issuers party thereto and Bank of America, N.A., as administrative agent, as amended by the First Amendment, dated December 21, 2018, to the Amended and Restated Credit Agreement, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part).

“Existing Senior Notes” means (i) MGM Resorts International’s 5.250% senior notes due 2020, (ii) MGM Resorts International’s 6.750% senior notes due 2020, (iii) MGM Resorts International’s 6.625% senior notes due 2021, (iv) MGM Resorts International’s 7.75% senior notes due 2022, (v) MGM Resorts International’s 6% notes due 2023, (vi) MGM Resorts International’s 4.625% senior notes due 2026, (vii) MGM Resorts International’s 5.750% senior notes due 2025 and (viii) the Mandalay Notes.

“Funded Debt” means all Indebtedness of MGM Resorts International or any Subsidiary Guarantor which (i) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least pari passu with the Notes or the applicable Subsidiary Guarantee.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuer or the Subsidiary Guarantors.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property and assets.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that the accrual of interest shall not be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness Incurred in connection with the acquisition by such Person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under finance leases and (ii) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, or any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness of any Person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such Person.

“Insurance Subsidiaries” means MGMM Insurance Company and any other Subsidiaries established from time to time by us or our Subsidiaries for the primary purpose of insuring the business, facilities and/or employees of MGM Resorts International and its Subsidiaries.

“Issue Date” means the date on which the Notes offered hereby are issued.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by MGM Resorts International and/or one or more of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Universal Commercial Code as in effect in the State of New York or comparable law of any jurisdiction with respect to any property; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Mandalay Notes” means Mandalay Resort Group’s 7.0% Debentures due 2036.

“MDDC” means Marina District Development Company, LLC, a New Jersey limited liability company.

“MDDHC” means Marina District Development Holding Co., LLC, a New Jersey limited liability company.

“MGM Yonkers Subsidiaries” means, collectively, MGM Yonkers, Inc., a New York corporation and Brian Boru of Westchester, Inc., a New York corporation.

“MGP” means MGM Growth Properties LLC, a Delaware limited liability company, and its successors.

“Non-recourse Indebtedness” means Indebtedness the terms of which provide that the lender’s claim for repayment of such Indebtedness is limited solely to a claim against the property which secures such Indebtedness.

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, expenses, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any real estate or other physical facility or depreciable asset the net book value of which on the date of determination exceeds the greater of $250 million and 2% of Consolidated Net Tangible Assets.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than MGM Resorts International or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to MGM Resorts International or any of its Subsidiaries for a period of more than three years of any Principal Property, which has been or is to be sold or transferred by MGM Resorts International or any of its Subsidiaries to such person, or to any other person (other than MGM Resorts International of any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

“Subsidiary” of any specified Person means any corporation, partnership or limited liability company of which at least a majority of the outstanding stock (or other equity interests) having by the terms thereof ordinary voting power for the election of directors (or the equivalent) of such Person (irrespective of whether or not at the time stock (or other equity interests) of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries.

“Treasury Securities” mean any obligations issued or guaranteed by the United States government or any agency thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion based upon present law of certain U.S. federal income tax considerations for prospective purchasers of the notes. The discussion addresses only persons that purchase notes in the original offering for cash at the initial offering price and hold the notes as capital assets. The discussion does not consider the circumstances of particular purchasers, some of which (such as financial institutions, insurance companies, regulated investment companies, tax exempt entities, dealers, traders who elect to mark their investment to market, U.S. expatriates or former long-term permanent residents, partnerships and other pass through entities (or investors therein), persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. Holders that hold notes through a non-United States broker or other non-United States intermediary and persons holding the notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. The discussion does not address any state, local or non-U.S. taxes, the Medicare tax on net investment income, the federal alternative minimum tax or any U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate and gift tax laws).

This discussion is based upon the Internal Revenue Code of 1986 as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. Prospective investors should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING UNDER THE STATE AND LOCAL LAWS OF THE UNITED STATES AND THE LAWS OF ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of a note that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States,

•	a corporation organized or created under the laws of the United States, any state thereof or the District of Columbia,

•	a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or that has a valid election in place to be treated as a U.S. person, or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

“Non-U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

The treatment of partners in a partnership that owns notes may depend on the status of such partners and the status and activities of the partnership. Partnerships considering an investment in the notes (and their partners) should consult their own tax advisors about the consequences of an investment in the notes.

Potential Contingent Payment Debt Instrument Treatment

In certain circumstances we may be required to make payments on a note that would change the yield of the note or the timing of a payment. See, e.g., “Description of the Notes—Optional Redemption” and “—Mandatory

Disposition Pursuant to Gaming Laws.” This obligation may implicate the provisions of Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies in the aggregate, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We intend to take the position that the notes are not CPDIs. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder may be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income rather than capital gain any income recognized on a taxable disposition of such notes. If the notes are not CPDIs but such contingent payments were required to be made, it may affect the amount and timing of the income that a U.S. Holder recognizes. U.S. Holders should consult their own tax advisors regarding the potential application to the notes of the CPDI rules and other rules above and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.

Consequences to U.S. Holders

Stated Interest. Stated interest paid to a U.S. Holder will be includible in the U.S. Holder’s gross income as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition. Upon the sale, exchange or other taxable disposition (including a retirement or redemption) of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition (other than any amount attributable to accrued but unpaid stated interest, which will be taxable as interest to the extent not previously so taxed) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the note has been held for more than one year at the time of its sale, exchange or other taxable disposition. Non-corporate U.S. Holders (including individuals) generally will be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

Interest. Subject to the discussion of backup withholding and FATCA below, interest on a note paid to a Non-U.S. Holder is not subject to U.S. federal income tax, including withholding tax, provided that

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock in the Issuer;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to the Issuer (actually or constructively) through stock ownership; and

•

the Non-U.S. Holder satisfies certain certification requirements. A Non-U.S. Holder can satisfy these certification requirements by providing IRS Form W-8BEN, W-8BEN-E, W-8EXP or W-8IMY (attaching any other required attachments) or any applicable successor forms.

In the event that a Non-U.S. Holder does not meet the foregoing requirements, interest on the notes paid to such Non-U.S. Holder that is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States will be subject to U.S. federal withholding tax at 30% unless reduced by an applicable income tax treaty. Unless an applicable income tax treaty provides otherwise, interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be exempt from U.S. federal withholding tax. Such effectively connected interest will be subject to U.S. federal income tax on a net income basis generally in the same manner as if it were received by a U.S. Holder, unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder is a corporation, it may also be subject to branch profits tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on its effectively connected earnings and profits (subject to certain adjustments).

Sale, Exchange or Other Taxable Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax, on gain from the sale, exchange or other taxable disposition (including a retirement or redemption) of a note, unless that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case such gain generally will be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as is effectively connected interest as described above) or, in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such gain (net of certain U.S. source losses (if any)) will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty)).

U.S. Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on notes, and to proceeds from the sale, exchange or other taxable disposition (including retirement or redemption) of notes, to a holder (other than an exempt recipient). Backup withholding may be required (at a rate of 24%) on reportable payments if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, information reporting and backup withholding. Non-U.S. Holders generally will be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of backup withholding. Backup withholding is not an additional tax. A holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain interest payments on obligations that produce U.S. source interest when paid to “foreign financial institutions” and certain other non-U.S. entities (regardless of whether such institutions or entities hold the obligations as a beneficial owner or intermediary) that fail to comply with specified certification, information reporting and withholding requirements. Because the notes will produce U.S. source interest, interest payments on the notes by or through certain foreign entities could become subject to withholding tax under FATCA. Holders should consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, no additional amounts will be paid to compensate for the withheld amount.

The above description is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally and not jointly agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000
Barclays Capital Inc.	$80,000,000
Citigroup Global Markets Inc.	$80,000,000
Deutsche Bank Securities Inc.	$80,000,000
J.P. Morgan Securities LLC	$80,000,000
BNP Paribas Securities Corp.	$70,000,000
SMBC Nikko Securities America, Inc.	$70,000,000
Fifth Third Securities, Inc.	$60,000,000
Morgan Stanley & Co. LLC	$60,000,000
Citizens Capital Markets, Inc.	$60,000,000
Credit Agricole Securities (USA) Inc.	$60,000,000
Scotia Capital (USA) Inc.	$60,000,000
SunTrust Robinson Humphrey, Inc.	$60,000,000
Capital One Securities, Inc.	$15,000,000
Comerica Securities, Inc.	$15,000,000

Total	$1,000,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us and the guarantors to the underwriters are true;

•	there is no material adverse change in our or our subsidiaries’ business or the financial markets; and

•	we and the guarantors deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes at a customary discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.125%	$11,250,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1.80 million.

Lock-Up

We and our subsidiaries have agreed not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our or our subsidiaries’ (excluding MGM China and MGP and any of their respective subsidiaries) debt securities similar to the notes or securities exchangeable or convertible into debt securities similar to the notes for a period from the date of this prospectus supplement until the closing of this offering, in each case without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

We expect the delivery of the notes will be made against payment therefor on or about April 10, 2019 which will be the tenth business day following the date of pricing of the notes, or “T+10.” Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding seven business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Selling Restrictions

Notice to Canadian Investors

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prospectus Directive / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriters have agreed that they will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Certain of the underwriters and/or their respective affiliates are lenders and/or agents under our senior secured credit facility and receive customary compensation in connection therewith. Certain of the underwriters and/or their respective affiliates may hold our existing senior notes, including 2020 Notes tendered in the Tender Offers, and accordingly, may receive a portion of the proceeds from this offering. To the extent that the proceeds from this offering are used to refinance any other indebtedness, such underwriters or their affiliates may receive a portion of the proceeds of this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as dealer manager in the Tender Offers and will receive customary expense reimbursement in connection therewith. See “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge or otherwise reduce, their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short credit default swaps positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/ or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters and/or their respective affiliates may hold our existing senior notes, including 2020 Notes tendered in the Tender Offers, and accordingly, may receive a portion of the proceeds from this offering. An affiliate of BNP Paribas Securities Corp. may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and commission and estimated offering expenses, as a result of the Tender Offers. Because 5% or more of the net proceeds of this offering may be paid to an underwriter, which is considered a “conflict of interest” under FINRA Rule 5121, this offering will be made in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to Rule 5121(a)(1)(A), the appointment of a qualified independent underwriter is not necessary in connection with this offering because the underwriters primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any underwriter that does have a conflict of interest, and meet the requirements of paragraph (f)(12)(E) of Rule 5121. In accordance with Rule 5121(c), no sales of the notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific approval of the account holder.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Milbank LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from MGM Resort International’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of MGM Resorts International’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.mgmresorts.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through our Secretary: John McManus, Executive Vice President, General Counsel and Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120.

We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the Commission at 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2018 provided in our Proxy Statement on Schedule 14A filed on March 20, 2019; and

•	Our Current Reports on Form 8-K filed on January 18, 2019, January 25, 2019, January 29, 2019, February 22, 2019, March 8, 2019, March 18, 2019 and March 27, 2019.

All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and on or before the time that our offering of the notes is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information.”

PROSPECTUS

MGM RESORTS INTERNATIONAL

Common Stock

Debt Securities

Guarantees

Warrants

Units

Rights to Purchase Common Stock

Securities Purchase Contracts

We and the selling securityholders identified in any prospectus supplement may, from time to time, offer to sell shares of our common stock, par value $0.01 per share, debt securities, which may be senior, senior subordinated or subordinated and which may be convertible into shares of our common stock or other debt securities, warrants, rights to purchase common stock or securities purchase contracts. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries. Our common stock is listed and traded on the New York Stock Exchange under the symbol “MGM.”

We may offer the securities separately or as units, in separate series or classes and in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to any specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 5 of this prospectus.

This prospectus describes only some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109. Our telephone number is (702) 693-7120.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is March 1, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, one or any combination of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of the such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company” or “the company” are to MGM Resorts International and its consolidated subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “will,” “may” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding expected market growth in Macau, our ability to generate significant cash flow and execute on ongoing and future projects, amounts we will spend in capital expenditures and investments, the opening of strategic resort developments, the estimated costs associated with those developments, our expectations with respect to future cash dividends on our common stock, dividends and distributions we will receive from MGM China, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) or CityCenter Holdings, LLC (“CityCenter”) and amounts projected to be realized as deferred tax assets. The foregoing is not a complete list of all forward-looking statements we make.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market, and regulatory conditions and the following:

•

our substantial indebtedness and significant financial commitments, including the fixed component of our rent payments to MGM Growth Properties LLC (“MGP”), could adversely affect our development options and financial results and impact our ability to satisfy our obligations;

•	current and future economic, capital and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures;

•

restrictions and limitations in the agreements governing our senior credit facility and other senior indebtedness could significantly affect our ability to operate our business, as well as significantly affect our liquidity;

•

the fact that we are required to pay a significant portion of our cash flows as fixed and percentage rent under the master lease, which could adversely affect our ability to fund our operations and growth, service our indebtedness and limit our ability to react to competitive and economic changes;

•	significant competition we face with respect to destination travel locations generally and with respect to our peers in the industries in which we compete;

•	the fact that our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations could adversely affect our business;

•	the impact on our business of economic and market conditions in the jurisdictions in which we operate and in the locations in which our customers reside;

•	our ability to sustain continued improvement efforts;

•	our ability to pay ongoing regular dividends is subject to the discretion of our board of directors and certain other limitations;

•

a significant number of our domestic gaming facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with the lessor, which could have a material adverse effect on our business, financial position or results of operations;

•

financial, operational, regulatory or other potential challenges that may arise with respect to MGP, as our sole lessor for a significant portion of our properties, may adversely impair our operations;

•

the fact that MGP has adopted a policy under which certain transactions with us, including transactions involving consideration in excess of $25 million, must be approved in accordance with certain specified procedures;

•	restrictions on our ability to have any interest or involvement in gaming businesses in China, Macau, Hong Kong and Taiwan, other than through MGM China;

•

the ability of the Macau government to terminate MGM Grand Paradise’s subconcession under certain circumstances without compensating MGM Grand Paradise, exercise its redemption right with respect to the subconcession, or refuse to grant MGM Grand Paradise an extension of the subconcession in 2020;

•	the dependence of MGM Grand Paradise upon gaming promoters for a significant portion of gaming revenues in Macau;

•	changes to fiscal and tax policies;

•	our ability to recognize our foreign tax credit deferred tax asset and the variability of the valuation allowance we may apply against such deferred tax asset;

•	extreme weather conditions or climate change may cause property damage or interrupt business;

•	the concentration of a majority of our major gaming resorts on the Las Vegas Strip;

•	the fact that we extend credit to a large portion of our customers and we may not be able to collect such gaming receivables;

•	the potential occurrence of impairments to goodwill, indefinite-lived intangible assets or long-lived assets which could negatively affect future profits;

•	the susceptibility of leisure and business travel, especially travel by air, to global geopolitical events, such as terrorist attacks and other acts of violence or acts of war or hostility;

•	the fact that co-investing in properties, including our investment in CityCenter, decreases our ability to manage risk;

•	the fact that future construction, development, or expansion projects will be subject to significant development and construction risks;

•	our ability to commence operations at MGM Springfield on the required timeline;

•

the fact that our insurance coverage may not be adequate to cover all possible losses that our properties could suffer, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future;

•	the fact that a failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business;

•	the risks associated with doing business outside of the United States and the impact of any potential violations of the Foreign Corrupt Practices Act or other similar anti-corruption laws;

•	risks related to pending claims that have been, or future claims that may be brought against us;

•	the fact that a significant portion of our labor force is covered by collective bargaining agreements;

•	the sensitivity of our business to energy prices and a rise in energy prices could harm our operating results;

•

the potential that failure to maintain the integrity of our computer systems and internal customer information could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or other restrictions on our use or transfer of data;

•	the potential reputational harm as a result of increased scrutiny related to our corporate social responsibility efforts;

•	the potential failure of future efforts to expand through investments in other businesses and properties or through alliances or acquisitions, or to divest some of our properties and other assets;

•	increases in gaming taxes and fees in the jurisdictions in which we operate; and

•

the potential for conflicts of interest to arise because certain of our directors and officers are also directors of MGM China, which is a publicly traded company listed on the Hong Kong Stock Exchange.

The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, any prospectus supplement or as of the date of the documents incorporated by reference. Other factors or events not identified above could also cause our actual results to differ materially from those projected. Most of those factors and events are difficult to predict accurately and are generally beyond our control. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

BUSINESS

MGM Resorts International is a Delaware corporation incorporated in 1986 that acts largely as a holding company and, through subsidiaries, owns and operates integrated casino, hotel, and entertainment resorts across the United States and in Macau. We lease certain of our real estate assets from the Operating Partnership, which is a consolidated subsidiary.

We believe we own or invest in several of the finest casino resorts in the world and we continually reinvest in our resorts to maintain our competitive advantage. We make significant investments in our resorts through newly remodeled hotel rooms, restaurants, entertainment and nightlife offerings, as well as other new features and amenities. We believe we operate the highest quality resorts in each of the markets in which we operate. Ensuring our resorts are the premier resorts in their respective markets requires capital investments to maintain the best possible experiences for our guests. We have two reportable segments based on similar characteristics of the operating segments: domestic resorts and MGM China. We currently own and operate 14 resorts in the United States. MGM China’s operations consist of the MGM Macau resort and casino (“MGM Macau”) and the MGM Cotai, an integrated casino, hotel and entertainment resort on the Cotai Strip in Macau that opened on February 13, 2018. We have additional business activities, including our investments in unconsolidated affiliates and certain other corporate and management operations. CityCenter is our most significant unconsolidated affiliate, which we also manage for a fee.

Our corporate office is located at 3600 Las Vegas Boulevard South in Las Vegas, Nevada and our phone number is (702) 693-7120. Our website address is http://www.mgmresorts.com. The information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, or funding acquisitions and capital expenditures, subject to the terms of our senior credit facility and our other indebtedness. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Years Ended December 31,
	2013	2014	2015	2016	2017
Ratio of earnings to fixed charges(1)	1.25X	1.5X	(2)	1.84X	1.90X

(1)

Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs, and preference security dividend requirements of consolidated subsidiaries. Interest expense does not include the interest factor of rental expense as these amounts are not material. Preference security dividend is the amount of pretax earnings that is required to pay the dividends as well as the accretion of the carrying value of redeemable noncontrolling interest, both relating to the non-voting economic interests of MGM National Harbor.

(2)	Earnings were inadequate to cover fixed charges by $1.26 billion for the year ended December 31, 2015.

We had no preferred stock outstanding for any period presented, and accordingly our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges for all periods presented.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, common stock, warrants, units, rights to purchase common stock and securities purchase contracts that may be offered under this prospectus.

Debt securities will be governed by and issued under one or more indentures between us and U.S. Bank National Association, as trustee, or another trustee named in the prospectus supplement, which may include the Indenture dated March 22, 2012 between us and U.S. Bank National Association, as trustee (the “Indenture”). Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us, as obligor, U.S. Bank National Association, as trustee, or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the Indenture. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental Indenture relating to the Indenture will be filed in the future with the SEC. See “Where You Can Find Additional Information” for information on how to obtain a copy.

SELLING SECURITY HOLDERS

Information about selling securityholders, where applicable, will be set forth in an accompanying prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and the selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in an accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of MGM Resorts International and subsidiaries incorporated in this prospectus by reference from MGM Resorts International’s Annual Report on Form 10-K and the effectiveness of MGM Resorts International’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CityCenter Holdings, LLC incorporated in this prospectus by reference from MGM Resorts International’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.mgmresorts.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus. In addition, you may request copies of these filings at no cost through our Secretary: John McManus, Executive Vice President, General Counsel and Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120.

We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 1, 2018;

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2016 provided in our Proxy Statement on Schedule 14A filed on April 29, 2017;

•	Our Current Report on Form 8-K filed on January 25, 2018; and

•	The description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on May 11, 2005.

All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and on or before the time that an offering of securities is complete are deemed to be incorporated by reference in this prospectus from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information.”

$1,000,000,000

MGM Resorts International

5.500% Senior Notes Due 2027

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup	Deutsche Bank Securities

J.P. Morgan	SMBC Nikko	Fifth Third Securities	Morgan Stanley

Passive Joint Book-Running Manager

BNP PARIBAS

Co-Managers

Citizens Capital Markets	Credit Agricole CIB	Scotiabank	SunTrust Robinson Humphrey

Capital One Securities		Comerica Securities

March 27, 2019